Exhibit 10.2

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

Dated as of February 24, 2020,

among

SPIRIT AEROSYSTEMS, INC.,

as Borrower,

SPIRIT AEROSYSTEMS HOLDINGS, INC. AND THE SUBSIDIARIES THEREOF PARTY HERETO,

as Guarantors,

THE LENDERS REFERRED TO HEREIN,

and

BANK OF AMERICA, N.A.

as Administrative Agent

BOFA SECURITIES, INC.,

as a Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	34
1.03	Accounting Terms	34
1.04	Rounding	36
1.05	Times of Day	36

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		36

2.01	Commitments	36
2.02	Borrowings, Conversions and Continuations of Loans	37
2.03	[Reserved]	38
2.04	[Reserved]	38
2.05	Prepayments	38
2.06	Termination or Reduction of Aggregate Delayed Draw Term Loan Commitments	39
2.07	Repayment of Loans	40
2.08	Interest	40
2.09	Fees	41
2.10	Computation of Interest and Fees	41
2.11	Evidence of Debt	42
2.12	Payments Generally; Administrative Agent’s Clawback	42
2.13	Sharing of Payments by Lenders	43
2.14	[Reserved]	44
2.15	Defaulting Lenders	44

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		45

3.01	Taxes	45
3.02	Illegality	49
3.03	Inability to Determine Rates	50
3.04	Increased Costs	52
3.05	Compensation for Losses	53
3.06	Mitigation Obligations	53
3.07	Survival	54
3.08	Withholding Taxes	54

ARTICLE IV GUARANTY		54

4.01	The Guaranty	54
4.02	Obligations Unconditional	54
4.03	Reinstatement	55
4.04	[Reserved]	55
4.05	Remedies	55
4.06	Rights of Contribution	56
4.07	Guarantee of Payment; Continuing Guarantee	56
4.08	[Reserved]	56
4.09	Appointment of Borrower	56

ARTICLE V CONDITIONS PRECEDENT TO EFFECTIVENESS AND TO CREDIT EXTENSIONS		57

5.01	Conditions to Effectiveness	57
5.02	Conditions to all Credit Extensions	59

ARTICLE VI REPRESENTATIONS AND WARRANTIES		59

6.01	Organization, Etc	59
6.02	Due Authorization, Non-Contravention, Etc	60
6.03	Government Approval, Regulation, Etc	60
6.04	Validity, Etc	61
6.05	Financial Information	61
6.06	No Material Adverse Effect	61
6.07	Litigation	62
6.08	Compliance with Laws and Agreements	62
6.09	Loan Parties	62
6.10	Ownership of Properties	62
6.11	Taxes	62
6.12	Pension and Welfare Plans	63
6.13	Environmental Warranties	63
6.14	Regulations T, U and X	64
6.15	Disclosure and Accuracy of Information	64
6.16	Labor Matters	64
6.17	Solvency	64
6.18	Securities	64
6.19	Sanctions; Anti-Corruption Laws	65
6.20	[Reserved]	65
6.21	[Reserved]	65
6.22	Boeing Agreements	65
6.23	Affected Financial Institution	65
6.24	Beneficial Ownership Certification	65

ARTICLE VII AFFIRMATIVE COVENANTS		65

7.01	Financial Information, Reports, Notices, Etc	66
7.02	Compliance with Laws, Etc	68
7.03	Maintenance of Properties	68
7.04	Insurance	69
7.05	Books and Records; Visitation Rights	69
7.06	Environmental Covenant	69
7.07	Existence; Conduct of Business	70
7.08	Use of Proceeds	70
7.09	Payment of Taxes	70
7.10	KYC Information	70
7.11	[Reserved]	70
7.12	Additional Guarantors	71

ARTICLE VIII NEGATIVE COVENANTS		71

8.01	Liens	71
8.02	Indebtedness	75
8.03	Fundamental Changes; Line of Business	77
8.04	Investments, Loans, Advances, Guarantees and Acquisitions	78

8.05	Asset Dispositions	80
8.06	Restricted Payments	82
8.07	Transactions with Affiliates	83
8.08	Financial Covenants	84
8.09	Fiscal Year	84
8.10	Sanctions and Anti-Money Laundering Laws	84
8.11	Anti-Corruption Laws	85
8.12	Use of Proceeds	85
8.13	Sale and Leaseback Transactions	85
8.14	Restrictive Agreements	85
8.15	Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness	86

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		87

9.01	Events of Default	87
9.02	Action if Bankruptcy	89
9.03	Action if Other Event of Default	89
9.04	Action if Event of Termination	89
9.05	Application of Proceeds	89

ARTICLE X ADMINISTRATIVE AGENT		90

10.01	Appointment and Authority	90
10.02	Rights as a Lender	90
10.03	Exculpatory Provisions	91
10.04	Reliance by Administrative Agent	91
10.05	Delegation of Duties	92
10.06	Resignation of Administrative Agent	92
10.07	Non-Reliance on Administrative Agent and Other Lenders	93
10.08	No Other Duties; Etc	93
10.09	Administrative Agent May File Proofs of Claim	93
10.10	Guaranty Matters	94
10.11	ERISA Matters	95

ARTICLE XI MISCELLANEOUS		96

11.01	Amendments, Etc	96
11.02	Notices and Other Communications; Facsimile Copies	98
11.03	No Waiver; Cumulative Remedies; Enforcement	100
11.04	Expenses; Indemnity; and Damage Waiver	101
11.05	Payments Set Aside	103
11.06	Successors and Assigns	103
11.07	Treatment of Certain Information; Confidentiality	104
11.08	Set-off	105
11.09	Interest Rate Limitation	105
11.10	Counterparts; Integration; Effectiveness	105
11.11	Survival of Representations and Warranties	106
11.12	Severability	106
11.13	[Reserved]	106
11.14	Governing Law; Jurisdiction; Etc	106
11.15	Waiver of Right to Trial by Jury	107
11.16	Electronic Execution	107
11.17	USA PATRIOT Act	108
11.18	No Advisory or Fiduciary Relationship	108
11.19	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	108
11.20	Acknowledgement Regarding Any Supported QFCs	109

SCHEDULES

I	Lenders and Commitments
1.01(a)	Boeing Agreements
6.09	Loan Party Information
8.01(c)	Existing Liens
8.02	Existing Indebtedness
8.04	Existing Investments
11.02	Certain Addresses for Notices

EXHIBITS

2.02	[Form of] Loan Notice
2.05(a)	[Form of] Notice of Prepayment and/or Reduction / Termination of Commitments
2.11	[Form of] Delayed Draw Term Loan Note
3.01	[Forms of] U.S. Tax Compliance Certificates (Forms 1-4)
7.01(d)	[Form of] Compliance Certificate
7.12–SAG	[Form of] Guarantor Joinder Agreement

v

CREDIT AGREEMENT

This DELAYED DRAW TERM LOAN CREDIT AGREEMENT is entered into as of February 24, 2020, by and among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), the other Guarantors party hereto solely at all times during the SAG Period, the Lenders (as defined herein), and Bank of America, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide THREE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($375,000,000) in credit facilities (as such amount may be decreased pursuant to the terms hereof) for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2021 / 2023 / 2028 Notes” means, collectively, those certain Senior Floating Rate Notes due 2021 in an aggregate original principal amount of Three-Hundred Million Dollars ($300,000,000), those certain 3.950% Senior Notes due 2023 in an aggregate original principal amount of Three-Hundred Million Dollars ($300,000,000), and those certain 4.600% Senior Notes due 2028 in an aggregate original principal amount of Seven-Hundred Million Dollars ($700,000,000), in each case, issued by the Borrower pursuant to the 2021 / 2023 / 2028 Notes Indenture.

“2021 / 2023 / 2028 Notes Indenture” means that certain Indenture, dated as of May 30, 2018, by and among the Borrower, as issuer, the Parent Guarantor, as guarantor, and the 2021 / 2023 / 2028 Notes Trustee (as amended, restated, amended and restated, supplemented and/or otherwise modified in writing from time to time).

“2021 / 2023 / 2028 Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee for the 2021 / 2023 / 2028 Notes.

“2026 Noteholders” means, collectively, as of any date of determination: (a) each Person that is a registered holder of the 2026 Notes as of such date; and (b) the 2026 Notes Trustee.

“2026 Notes” means those certain 3.850% Senior Notes due 2026, issued by the Borrower pursuant to the 2026 Notes Indenture, in an aggregate original principal amount of Three-Hundred Million Dollars ($300,000,000).

“2026 Notes Indenture” means that certain Indenture, dated as of June 1, 2016, by and among the Borrower, as issuer, the guarantors party thereto, and the 2026 Notes Trustee (as amended, restated, amended and restated, supplemented and/or otherwise modified in writing from time to time).

“2026 Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee for the 2026 Notes.

“737 MAX Certification Date” means the date on which the Boeing 737 MAX aircraft is re-certified by the Federal Aviation Administration for commercial aviation purposes.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all, or any substantial portion, of the Property of another Person, or any division, line of business or other business unit of another Person or at least a majority of the Voting Stock of another Person, in each case, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Agreement” means an acquisition agreement, binding on the Borrower or its Subsidiary, entered into in advance of the consummation thereof.

“Act” has the meaning specified in Section 11.17.

“Add-On Term Loan” has the meaning specified in the Secured Credit Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Payment” means an advance payment, progress payment, or similar payment made to any Loan Party or Subsidiary (or any such payment made to any joint venture in which any Loan Party or Subsidiary is a participant where all, or a portion, of such payment is passed on or paid by the joint venture to any Loan Party or Subsidiary) in connection with a program under a commercial or government (including defense) contract with a customer in contemplation of the future performance of services, receipt of goods, incurrence of expenditures, or for other Property to be provided by any Loan Party or Subsidiary where the amount of such payment is either applied to offset a portion of the purchase price for, or otherwise repaid in installments based on, future shipset (or similar unit) deliveries, the provision of services, goods or other Property to the relevant customer (or through such joint venture) or incurrence of expenditures, generally over a fixed number or amount of shipsets (or similar units), services, goods or other Property, or incurrence of expenditures.

“Affected Financial Institution” means: (a) any EEA Financial Institution; or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to:

(a)                vote ten percent (10.0%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

(b)                direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 8.07.

“Agent Parties” shall have the meaning specified in Section 11.02(c).

“Aggregate Delayed Draw Term Loan Commitments” means the Delayed Draw Term Loan Commitments of all the Lenders. The aggregate principal amount of the Aggregate Delayed Draw Term Loan Commitments in effect on the Effectiveness Date is THREE HUNDRED SEVENTY-FIVE MILLION DOLLARS ($375,000,000.00).

“Agreement” means this Delayed Draw Term Loan Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time: (a) with respect to such Lender’s Delayed Draw Term Loan Commitment at any time, the percentage (carried out to the ninth (9th) decimal place) of the Aggregate Delayed Draw Term Loan Commitments represented by such Lender’s Delayed Draw Term Loan Commitment at such time, subject to adjustment as provided in Section 2.15, provided, that, if the commitment of each Lender to make Delayed Draw Term Loans has been terminated pursuant to Section 9.02, Section 9.03, or Section 9.04, as applicable, or, if the Aggregate Delayed Draw Term Loan Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s portion of the outstanding Delayed Draw Term Loans at any time, the percentage (carried out to the ninth (9th) decimal place) of the outstanding principal amount of the Delayed Draw Term Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule I, or in any documentation executed by such Lender in connection with an assignment to such Lender.

“Applicable Rate” means, (a) with respect to Delayed Draw Term Loans, (i) three and five-eighths percent (3.625%) per annum in the case of Eurodollar Rate Loans and (ii) two and five-eighths percent (2.625%) per annum in the case of Base Rate Loans and (b) with respect to the DDTL Commitment Fee, three-eighths percent (0.375%) per annum.

“Arranger” means BofA Securities, together with its successors and assigns.

“Asco” means S.R.I.F. N.V., a Belgian public limited liability company.

“Asco Acquisition” means the acquisition of Asco pursuant to that certain Agreement for the Sale and Purchase of Shares of S.R.I.F. N.V., dated as of May 1, 2018, by and among Christian Boas, Emile Boas, DREDA, Sylvie Boas, Spirit AeroSystems Belgium Holdings BVBA, and the Parent Guarantor, as such agreement may be amended from time to time.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance, or other disposition by any Loan Party or Subsidiary of any of its Property, including any sale or issuance of any Equity Interests of any Subsidiary.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the Fiscal Year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Parent Guarantor and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus one percent (1.00%); provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be: (i) the greater of clauses (a) and (b) above; and (ii) determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. §–1010.230, as from time to time in effect, and all official rulings or interpretations thereunder or thereof.

“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in Section 4975 of the Internal Revenue Code; or (c) any Person whose Property includes (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the Property of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §–1841(k)) of such party.

“Board of Directors” means, with respect to any Person: (a) in the case of any corporation, the board of directors of such Person; (b) in the case of any limited liability company, the board of managers, manager or managing member of such Person; (c) in the case of any partnership, the general partner of such Person; and (d) in any other case, the functional equivalent of the foregoing.

“Boeing” means The Boeing Company.

“Boeing 737 MAX Program” means, collectively, those certain contractual arrangements between the Borrower and Boeing (including, without limitation, (i) the Special Business Provisions MS–65530–0016 (Sustaining), dated as of June 16, 2005, by and between Boeing and the Borrower (as amended from time to time), and (ii) the General Terms Agreement (Sustaining and others), dated as of June 16, 2005, by and between Boeing and the Borrower (as amended from time to time)) regarding the production by the Borrower of components of the 737 MAX airplane.

“Boeing Agreements” means the agreements set forth on Schedule 1.01(a).

“BofA Securities” means BofA Securities, Inc. and its successors and assigns.

“Bombardier Acquisition” means the acquisition of the outstanding equity of Short Brothers plc and Bombardier Aerospace North Africa SAS, and certain other assets, pursuant to that certain Agreement, dated as of October 31, 2019, by and among Bombardier, Inc., Bombardier Aerospace UK Limited, Bombardier Finance Inc., Bombardier Services Corporation, Spirit Aerosystems Global Holdings Limited, and the Borrower, as such agreement may be amended from time to time.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in the last paragraph of Section 7.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means all monetary or financial obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first (1st) date on which such lease may be terminated by the lessee without payment of a penalty.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CFC” means a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code).

“Change in Control” means:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d–3 and 13d–5 under the Exchange Act, provided, that, for purposes of this clause (a), such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Parent Guarantor representing greater than thirty-five percent (35.0%) of the voting power of the outstanding Voting Stock of the Parent Guarantor;

(b)          during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Parent Guarantor (together with any new directors whose election to such Board of Directors, or whose nomination for election, was approved by a vote of a majority of the directors of the Parent Guarantor then still in office who were either directors at the beginning of such period or whose election, or nomination for election, was previously so approved) cease, for any reason, to constitute at least a majority of the Board of Directors of the Parent Guarantor; or

(c)          at any time, the Parent Guarantor ceases to own one hundred percent (100.0%) of the Equity Interests of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything to the contrary herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“China JVs” means: (a) Huarui Spirit Aerospace Manufacturing Co., Ltd.; and (b) Xizi Spirit Aerospace Industry (Zhejiang) Ltd.

“Commitment” means, as to each Lender, the Delayed Draw Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §–1 et seq.).

“Compliance Certificate” means (a) a certificate substantially in the form of Exhibit 7.01(d), or (b) a Pro Forma Compliance Certificate, as applicable.

“Connection Income Taxes” means Other Connection Taxes that are imposed on, or measured by, net income (however denominated), or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” means, for any Test Period or other measurement period, the amortization expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not already included in such amortization expense, the amortization of certain intangibles that are recorded as contra-revenues, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” means, for any Test Period or other measurement period, the depreciation expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any Test Period or other measurement period, Consolidated Net Income for such period, adjusted by:

(a)                adding thereto, in each case, solely to the extent deducted in determining such Consolidated Net Income (and without duplication):

(i)                        Consolidated Interest Expense for such period;

(ii)                       Consolidated Amortization Expense for such period;

(iii)                      Consolidated Depreciation Expense for such period;

(iv)                      Consolidated Tax Expense for such period;

(v)                       the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that is expected to be paid in cash in any future period, unless the Parent Guarantor determines to add back such charge, in which case, the cash amounts in respect of which such charge was made will be deducted from Consolidated EBITDA in the periods when paid) in such period;

(vi)                     any (A) expenses or charges related to any issuance of Equity Interests, any acquisition, investment, Asset Sale, or the incurrence or repayment of Indebtedness, including refinancing thereof (in each case, to the extent permitted hereunder and whether or not consummated), (B) unusual or non-recurring charges deducted in such period in computing Consolidated Net Income, and (C) restructuring and business optimization charges, accruals or reserves, including any system implementation costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities, and costs to relocate employees, retention charges, severance, contract termination costs, transition and other duplicative running costs; provided, that, all amounts added back to “Consolidated EBITDA” pursuant to this clause (a)(vi) shall not exceed, together with all amounts added back to “Consolidated EBITDA” pursuant to clause (a)(vii) below, Seventy-Five Million Dollars ($75,000,000) during the term of this Agreement;

(vii)                    “run-rate” cost savings in connection with a Permitted Acquisition, Investment permitted hereunder, Asset Sale permitted hereunder, or other cost-saving initiative projected by the Borrower in good faith to result from specified actions taken, committed to be taken, or expected in good faith to be taken, no later than twelve (12) months after the end of such Test Period or other measurement period, calculated on a Pro Forma Basis after giving effect thereto, net of the amount of actual benefits realized during such period from such actions; provided, that, (A) such cost savings are reasonably identifiable and factually supportable and certified by a Financial Officer of the Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, or expected to be taken, in each case, net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period), and (B) all amounts added back to “Consolidated EBITDA” pursuant to this clause (a)(vii) shall not exceed, together with all amounts added back to “Consolidated EBITDA” pursuant to clause (a)(vi) above, Seventy-Five Million Dollars ($75,000,000) during the term of this Agreement;

(viii)                   (A) solely with respect to the Fiscal Year ending December 31, 2018, all fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement, to the extent that such fees, costs and expenses are deducted in such period in computing Consolidated Net Income; and (B) all fees, costs and expenses incurred in connection with the transactions contemplated by the First Amendment to Secured Credit Agreement, to the extent that such fees, costs and expenses are deducted in such period in computing Consolidated Net Income;

(ix)                      any non-cash impairment of goodwill, intangibles, or other Property in such period;

(x)                       non-cash compensation expenses, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) in such period; and

(xi)                       forward loss charges from a prior period in accordance with GAAP, in an aggregate amount not to exceed Five-Hundred Million Dollars ($500,000,000) during the term of this Agreement; and

(b)                subtracting therefrom, in each case, solely to the extent added in determining such Consolidated Net Income (and without duplication):

(i)                       the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue, reversal of deferred revenues or advance payments or recording of receivables in the ordinary course of business, and (B) the reversal of an accrual of a reserve referred to in the parenthetical to clause (a)(v) above) for such period; and

(ii)                       unusual and non-recurring gains included in calculating Consolidated Net Income for such period.

“Consolidated Interest Expense” means, for any Test Period or other measurement period, with respect to the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of:

(a)                gross interest expense for such period, including: (i) the amortization of debt discounts; (ii) the amortization of all fees (including fees with respect to Swap Contracts) payable in connection with the incurrence of Indebtedness to the extent included in interest expense; and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense; and

(b)                capitalized interest.

“Consolidated Net Income” means, for any Test Period or other measurement period, the net income or loss of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, provided, that, there shall be excluded therefrom, without duplication:

(i)                        the income or loss of any Person (other than consolidated Subsidiaries of the Parent Guarantor) in which any other Person (other than any Loan Party or Subsidiary) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any Loan Party or Subsidiary by such Person during such period;

(ii)                        the cumulative effect of a change in accounting principles during such period;

(iii)                     any net after-tax income (loss) from discontinued operations, and any net after-tax gains or losses on disposal of discontinued operations; and

(iv)                     any (A) unusual and infrequent gain (or unusual and infrequent loss) realized during such period by any Loan Party or Subsidiary, or (B) gain (or loss) realized during such period by any Loan Party or Subsidiary upon an Asset Sale (other than Asset Sales in the ordinary course of business), in each case of the foregoing clauses (iv)(A) and (iv)(B), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by any Loan Party or Subsidiary during such period.

“Consolidated Secured Credit Facility Indebtedness” means, solely at all times during the CSAG Period, the aggregate principal amount of Indebtedness then outstanding under the Secured Credit Agreement, including, without limitation, all accrued and unpaid interest on the Loans (as defined in the Secured Credit Agreement) and any other fees due thereunder, plus, to the extent not otherwise included therein, the L/C Obligations (as defined in the Secured Credit Agreement).

“Consolidated Tax Expense” means, for any Test Period or other measurement period, the tax expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the total assets of the Parent Guarantor and its Subsidiaries determined in accordance with GAAP, as of the last day of the Fiscal Quarter most recently ended prior to the date of such determination for which financial statements have been (or are required to have been) delivered to the Administrative Agent pursuant to Section 7.01(a) or Section 7.01(b), in each case, calculated on a Pro Forma Basis.

“Covered Party” has the meaning specified in Section 11.20.

“Credit Extension” means a Borrowing.

“Credit Rating” means the senior unsecured debt rating of the Borrower provided by S&P and/or Moody’s, as applicable.

“CSAG Period” has the meaning specified in the Secured Credit Agreement.

“DDTL Commitment Fee” has the meaning specified in Section 2.09(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default, or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) the Applicable Rate, if any, applicable to Base Rate Loans, plus (c) two percent (2.00%) per annum, provided, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus two percent (2.00%) per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (d) has failed to (i) fund all, or any portion, of its Loans within two (2) Business Days of the date on which such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower, in writing, that such failure is the result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (e) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (f) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (g) after the date of this Agreement, has, or has a direct or indirect parent company that has (other than via an Undisclosed Administration), (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or Property, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its Property, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one (1) or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefore by the Administrative Agent in a written notice of such determination, which notice shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(c).

“Delayed Draw Term Loan Availability Period” means, with respect to the Delayed Draw Term Loan Commitments, the period from, and including, the Effectiveness Date to the earliest of: (a) August 15, 2020; (b) the date of termination of the Aggregate Delayed Draw Term Loan Commitments pursuant to Section 2.06; and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

“Delayed Draw Term Loan Borrowing” means a Borrowing consisting of simultaneous Delayed Draw Term Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Delayed Draw Term Loan Lenders pursuant to Section 2.01(c).

“Delayed Draw Term Loan Commitment” means, as to each Delayed Draw Term Loan Lender, its obligation to make its portion of each Delayed Draw Term Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule I or in the documentation pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Delayed Draw Term Loan Lender” means, at any time: (a) so long as any Delayed Draw Term Loan Commitment is in effect, any Lender that has a Delayed Draw Term Loan Commitment at such time; or (b) if the Delayed Draw Term Loan Commitments have terminated or expired, any Lender that has a Delayed Draw Term Loan.

“Designated Jurisdiction” means any country or territory, to the extent that such country or territory itself is the subject of any Sanction.

“Designated Transaction” means one (1) or more related Acquisitions and/or Investments, or a series of related Acquisitions and/or Investments consummated within a period of six (6) consecutive months, and designated by the Borrower in writing to the Administrative Agent, prior to the end of the Fiscal Quarter in which such related Acquisition and/or Investment, or such related series thereof, as applicable, is made, as a “Designated Transaction”, the total cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price, earn-out obligations and equity consideration) and/or contributed cash and Property for which shall exceed One-Hundred Fifty Million Dollars ($150,000,000).

“Discontinuance Event” means, with respect to any contract with a commercial or government (including defense) customer providing for Advance Payments, the occurrence of either (a) a termination of the program specified in such contract in respect of which such Advance Payments were made, or (b) a termination of such contract, in each case of the foregoing clauses (a) and (b), which results in a requirement under such contract for any Loan Party or Subsidiary to repay the outstanding balance of any Advance Payments received thereunder.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six (6) months following the Maturity Date, (b) is convertible into, or exchangeable (unless at the sole option of the issuer thereof) for, (i) debt securities, or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date that is six (6) months following the Maturity Date, or (c) contains any repurchase obligation (other than repurchase obligations with respect to the Parent Guarantor’s common Equity Interests issued to employees, officers and directors of the Loan Parties and Subsidiaries upon death, disability, retirement, severance or termination of employment or service) which may come into effect prior to payment in full of all Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed); provided, that, any Equity Interests that would not constitute Disqualified Capital Stock, but for provisions thereof giving holders thereof (or the holders of any security into, or for which, such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or Asset Sale occurring prior to the date that is six (6) months following the Maturity Date, shall not constitute Disqualified Capital Stock, if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effectiveness Date” means the date hereof.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Laws” means all applicable Laws which: (a) regulate, or relate to, pollution or the protection, including, without limitation, any Remedial Action, of the environment or human health (to the extent relating to exposure to Hazardous Materials); (b) the use, generation, distribution, treatment, storage, transportation, handling, disposal or release of Hazardous Materials; (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (d) impose liability or provide for damages with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. §–1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. §–6901 et seq.), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§–201, 300f), Toxic Substances Control Act (15 U.S.C. §–2601 et seq.), Clean Air Act (42 U.S.C. §–7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §–9601 et seq.), or any other similar applicable Law of similar effect, each as amended.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of any Loan Parties or Subsidiaries, directly or indirectly resulting from, or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; or (d) the Release, or threatened Release, of any Hazardous Materials.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into, or exchangeable for, shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Rights” means all securities convertible into, or exchangeable for, Equity Interests, and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable, but excluding debt securities convertible or exchangeable into any such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code, for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan, or a plan in endangered or critical status within the meaning of Sections 430 and 432 of the Internal Revenue Code or Sections 303 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means:

(a)                for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations, as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”), at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date, for Dollar deposits with a term of one (1) month commencing that day; provided, that: (i) (A) to the extent a comparable or successor rate is approved by the Administrative Agent pursuant to Section 3.03, the approved rate shall be applied in a manner consistent with market practice, and (B) to the extent such market practice referred to in clause (i)(A) of this proviso is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (ii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate” means: (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period, by (ii) one (1), minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period; and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day, by (ii) one (1), minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate” above.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan, and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurodollar Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Event of Termination” has the meaning specified in Section 9.01.

“Excluded Subsidiary” means: (a) any Immaterial Subsidiary; (b) any Subsidiary that is prohibited by applicable Law, or by any contractual obligation existing on the Effectiveness Date or on the date on which any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such Acquisition in order to avoid the requirement to provide a Guaranty pursuant to Article IV) from Guaranteeing the payment of the Obligations, or which would require the consent, approval, license, or authorization from any Governmental Authority to provide a Guaranty, unless such consent, approval, license or authorization has been obtained (it being understood and agreed that the Loan Parties shall use commercially reasonable efforts to obtain such consent, approval, license or authorization), or for which the provision of a Guaranty would reasonably be expected to result in material adverse tax consequences to the Parent Guarantor and its Subsidiaries, in each case, as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent; (c) any Foreign Subsidiary; (d) any FSHCO; (e) any not-for-profit Subsidiary, captive insurance Subsidiary, or special purpose entity; (f) any Subsidiary that is not a Wholly Owned Subsidiary, other than any Subsidiary that (i) is a Wholly Owned Subsidiary as of the time that such Subsidiary becomes a Guarantor hereunder, and (ii) subsequently becomes a non-Wholly Owned Subsidiary; (g) any Subsidiary for which the Administrative Agent and the Borrower have determined, in their reasonable judgment, that the cost or burden of providing such a Guarantee would be excessive in light of the benefits to be obtained therefrom by the Lenders; and (h) any Subsidiary that constitutes an “Excluded Subsidiary” under the Secured Credit Agreement.

“Excluded Taxes” means any of the following Taxes imposed on, or with respect to, any Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to, or for the account of, such Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment, or (ii) such Lender changes its Lending Office, except, in each case of the foregoing clauses (b)(i) and (b)(ii), to the extent that, pursuant to Section 3.01(a)(ii) or Section 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any applicable intergovernmental agreements implementing any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. If, at any time, the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of February 14, 2020, by and among the Borrower, the Parent Guarantor, BofA Securities, and Bank of America.

“Financial Covenants” means, at any time, the applicable covenants and agreements of the Loan Parties set forth in Section 8.08 that are in effect at such time.

“Financial Officer” of any corporation, partnership, or other entity means the chief financial officer, the principal accounting officer, the treasurer, or the controller of such corporation, partnership or other entity.

“First Amendment to Secured Credit Agreement” means that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of February 24, 2020, by and among the Borrower, the Parent Guarantor, the lenders party thereto, and Bank of America, as administrative agent.

“Fiscal Month” means any fiscal month of the Borrower or the Parent Guarantor, as the context requires.

“Fiscal Quarter” means any fiscal quarter of the Borrower or the Parent Guarantor, as the context requires.

“Fiscal Year” means any fiscal year of the Borrower or the Parent Guarantor, as the context requires.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, or contributed to, outside the United States by any Loan Party or Subsidiary primarily for the benefit of employees of any Loan Party or Subsidiary employed outside the United States.

“Foreign Subsidiary” means any Subsidiary that: (a) is not organized under the Laws of any state of the United States or of the District of Columbia; or (b) (i) is organized under the Laws of any state of the United States or of the District of Columbia, and (ii) is a direct or indirect subsidiary of a CFC.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary that is organized under the Laws of any state of the United States or of the District of Columbia, substantially all of the Property of which consists of: (a) Equity Interests of one (1) or more CFCs; or (b) Indebtedness of such CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies, such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor, so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring, in any other manner, the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof, or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any Property of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit 7.12–SAG, executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Guarantors” means, collectively: (a) the Parent Guarantor; (b) each Subsidiary of the Parent Guarantor indicated as a “Guarantor” on the signature pages to this Agreement; and (c) each Subsidiary of the Parent Guarantor that is, or may from time to time become, party to this Agreement pursuant to the terms of Section 7.12.

“Guaranty” means the guaranty made by each Guarantor in favor of the Administrative Agent, the Lenders, and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, to the extent applicable to the relevant financial statements delivered under this Agreement or referred to herein.

“Immaterial Subsidiary” means a Subsidiary (other than a Loan Party or an Excluded Subsidiary described in clauses (b) through (g) of such definition) that contributes (together with its Subsidiaries on a consolidated basis) less than five percent (5.0%) of Consolidated EBITDA, or owns (together with its Subsidiaries) less than five percent (5.0%) of Consolidated Total Assets (determined upon the delivery of the most recently delivered financial statements pursuant to Section 7.01(a) or Section 7.01(b), as applicable, (a) for the last ended Test Period (with respect to Consolidated EBITDA), and (b) as of the date of such financial statements (with respect to Consolidated Total Assets), on a Pro Forma Basis); provided, that, if all Immaterial Subsidiaries contribute, in the aggregate, more than five percent (5.0%) of Consolidated EBITDA, or have, in the aggregate, more than five percent (5.0%) of Consolidated Total Assets, then the Borrower shall (in consultation with the Administrative Agent) designate one (1) or more of such Subsidiaries to not be treated as an Immaterial Subsidiary for purposes of the Loan Documents, so that the aggregate thresholds set forth in this proviso are not exceeded, determined after giving effect to such designation.

“Impending Acquisitions” means the Asco Acquisition and the Bombardier Acquisition, in each case, substantially on the terms disclosed to the Administrative Agent in writing prior to the Effectiveness Date; provided, that, the aggregate cash consideration for each of the Asco Acquisition and the Bombardier Acquisition shall not exceed the aggregate consideration set forth in the applicable Acquisition Agreement without the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Loan Party, any qualification or exception to such opinion or certification:

(a)                which is of a “going concern” or similar nature; or

(b)               which relates to the limited scope of examination of matters relevant to such financial statement.

“Incremental Funds Certain Provision” has the meaning specified in the Secured Credit Agreement.

“Indebtedness” of any Person means the sum of all indebtedness of such Person on a consolidated basis (without duplication) with respect to:

(a)                borrowed money or obligations represented by bonds, debentures, notes or other similar instruments;

(b)                the aggregate amount of Capital Lease Obligations; provided, that, to the extent such obligations are limited in recourse to the Property subject to such Capital Lease, such limited recourse obligations shall be included in Indebtedness only to the extent of the fair market value of such property;

(c)                the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person, prepared as of such date in accordance with GAAP, if such lease were accounted for as a Capital Lease;

(d)                the outstanding principal amount of any Securitization Transaction, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable discretion;

(e)                all obligations of others secured by any Lien on any Property of such Person, but, to the extent such Lien does not extend to any other Property of such Person and is otherwise non-recourse against such Person, limited to the lesser of: (i) the aggregate unpaid amount of such obligations; and (ii) the fair market value of such Property as reasonably determined by such Person;

(f)                 all indebtedness representing the deferred purchase price of Property or services, but excluding: (i) trade payables and accrued liabilities in the ordinary course of business; and (ii) any purchase price adjustment, contingent payment or deferred payment incurred in connection with an Acquisition or other Investment, so long as such obligation has not become a liability on the balance sheet of such Person in accordance with GAAP;

(g)                net obligations under Swap Contracts;

(h)                all obligations for the reimbursement of any obligor under letters of credit, bankers’ acceptances, and similar credit transactions; and

(i)                 Guarantees in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of the kind described in clauses (a) through (h) above.

Notwithstanding anything to the contrary in the foregoing, in no event shall any of the following constitute Indebtedness: (i) obligations or liabilities in respect of any Equity Interests; (ii) any obligations in respect of Advance Payments, except following a Discontinuance Event with respect to the applicable contract, in which case, “Indebtedness” shall include an amount equal to the lesser of (A) the aggregate amount of Advance Payments made by the applicable customer under the applicable contract, less the sum of (I) the aggregate amount of Advance Payments under the applicable contract theretofore repaid to the applicable customer or otherwise satisfied or forgiven, plus (II) any Advance Payments that are not required to be repaid under the applicable contract as a result of such Discontinuance Event, and (B) the amount agreed in writing between the Parent Guarantor or the applicable Subsidiary, on one hand, and the applicable customer, on the other hand, in settlement of any repayment obligations owing to the applicable customer in respect of Advance Payments under the applicable contract as a result of such Discontinuance Event; (iii) obligations and/or liabilities under any Permitted Incentive Program, to the extent that such obligations and/or liabilities satisfy both of the following two (2) requirements, (A) such obligations and/or liabilities do not constitute indebtedness on the balance sheet of such Person in accordance with GAAP, and (B) such obligations and/or liabilities are not secured by a Lien on any Property of any Loan Party or Subsidiary (regardless of whether such obligations and/or liabilities constitute indebtedness on the balance sheet of such Person in accordance with GAAP); and (iv) obligations and/or liabilities under any Qualifying IRB Financing.

The amount of any net obligation owed by such Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by, or on account of, any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Coverage Ratio” means, as of any date, the ratio of: (a) Consolidated EBITDA for the last ended Test Period; to (b) Consolidated Interest Expense for the last ended Test Period.

“Interest Payment Date” means: (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date, provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to, or continued as, a Eurodollar Rate Loan, and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve (12) months or less requested by the Borrower and consented to by all of the Lenders under such Eurodollar Rate Loan (in each case, subject to availability); provided, that:

(a)                any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day;

(b)                any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                no Interest Period with respect to any Delayed Draw Term Loan shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986 (as amended).

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” has the meaning specified in Section 8.04.

“Joint Venture” means a corporation, partnership, limited liability company, joint venture or other similar arrangement (whether created by contract or conducted through a separate legal entity) which is not a Subsidiary of any Loan Party or Subsidiary and which is formed by any Loan Party or Subsidiary with one (1) or more other Person in order to conduct a common venture or enterprise with such Persons.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable or binding upon any Person or any of its Property, or to which such Person or any of its Property is subject.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include the office of any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate” above.

“LIBOR Rate” has the meaning specified in the definition of “Eurodollar Base Rate” above.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page that the Administrative Agent (in its reasonable discretion) designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate, Interest Period, Eurodollar Rate, Eurodollar Base Rate, timing and frequency of determining rates and making payments of interest, and other technical, administrative and/or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible, or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination: (a) the aggregate amount of unrestricted and unencumbered (other than by Liens in favor of the Secured Credit Facility Collateral Agent) cash or cash equivalents (measured at fair market value) of the Parent Guarantor and its Subsidiaries; plus (b) the aggregate amount actually available to be drawn, if any, by the Borrower under the Aggregate Delayed Draw Term Loan Commitments at such time; plus (c) the aggregate amount actually available to be drawn, if any, by the Borrower under the Aggregate Revolving Commitments (as defined in the Secured Credit Agreement) at such time.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Delayed Draw Term Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, and, solely at all times during the SAG Period, each Guarantor Joinder Agreement (if any).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to another Type, or (c) a continuation of Eurodollar Rate Loans, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively: (a) at all times during the term of this Agreement, (i) the Borrower, and (ii) the Parent Guarantor; and (b) solely at all times during the SAG Period, any other Subsidiaries of the Parent Guarantor that are Guarantors at any time during the SAG Period.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“MAE Reversion Date” means the 737 MAX Certification Date.

“Master Agreement” has the meaning specified in the definition of “Swap Contract” below.

“Material Adverse Effect” means a materially adverse effect on: (a) the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and Subsidiaries, taken as a whole; (b) the ability of the Loan Parties to perform their obligations under the Loan Documents; (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (d) legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means (i) any Indebtedness (other than the Loans), or (ii) obligations in respect of one (1) or more Swap Contracts, of any one (1) or more Loan Parties and Subsidiaries, individually or in an aggregate principal amount exceeding One-Hundred Million Dollars ($100,000,000).

“Maturity Date” means the earlier to occur of: (a) the date that is forty-five (45) days following the 737 MAX Certification Date; and (b) September 15, 2020.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, or is obligated to make, contributions, or, during the preceding five (5) plan years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any issuance or incurrence of any Indebtedness by any Person or any issuance by any Person to any other Person of its Equity Interests, the aggregate consideration received by such Person from such issuance or incurrence, less the sum of: (i) the actual amount of the fees and commissions payable by such Person, other than to any of its Affiliates; and (ii) the legal expenses, and the other costs and expenses, directly related to such issuance or incurrence that are to be paid by such Person, other than to any of its Affiliates.

“New Third-Party Capital” has the meaning specified in Section 2.05(b)(i).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Indebtedness of a Person:

(a)                as to which no Loan Party: (i) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness); or (ii) is directly or indirectly liable (as a guarantor or otherwise); and

(b)                no default with respect to which (including any rights that the holders thereof may have to take enforcement action against the debtor thereof) would permit (upon notice, lapse of time, or both) any holder of any Indebtedness of any Loan Party to declare a default under such Indebtedness, or to cause the payment thereof to be accelerated or payable prior to its stated maturity.

“North Hangar Lease” means, collectively, the Building Lease, dated as of October 14, 2016, by and between Air Capital Flight Line, LLC, as landlord, and the Borrower, as tenant, as amended and supplemented from time to time (including any supplemental or similar leases with respect to related buildings or property).

“Note” or “Notes” means the Delayed Draw Term Loan Notes.

“Notice of Prepayment and/or Reduction / Termination of Commitments” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including, without limitation, those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party, or Affiliate thereof, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Document” means: (a) with respect to each Person that is a corporation, its charter and its by-laws (or similar documents); (b) with respect to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents); (c) with respect to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents); (d) with respect to each Person that is a general partnership, its partnership agreement (or similar document); and (e) with respect to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to any Loans on any date, the aggregate outstanding principal amount thereof, after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Parent Guarantor” has the meaning specified in the introductory paragraph hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained, or is contributed to, by the Borrower and any ERISA Affiliate, and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means (A) any Impending Acquisition, and (B) any Acquisition, whether by purchase, merger, consolidation or otherwise, by any Loan Party or Subsidiary, of all, or substantially all, of the Property of, or all of the Equity Interests in, a Person, or a division, line of business, or other business unit of a Person, so long as, in each case of this clause (B):

(a)                the Board of Directors of such Person shall not have indicated publicly its opposition to the consummation of such Acquisition (which opposition has not been publicly withdrawn);

(b)                such Property is to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type permitted under Section 8.03(c);

(c)                immediately after giving effect to such Acquisition: (i) all transactions related thereto are consummated, in all material respects, in accordance with applicable Laws; (ii) the Loan Parties are in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Acquisition (and any related incurrence or repayment of Indebtedness), provided, that, in the case of an Acquisition that is subject to the Incremental Funds Certain Provision, the date of determination of such Financial Covenants on a Pro Forma Basis shall, at the option of the Borrower, be the date of execution of the applicable Acquisition Agreement, and such determination shall be made after giving effect to such Acquisition (and any other transactions to be entered into in connection therewith (including, without limitation, any incurrence of Indebtedness and the use of proceeds thereof)) on a Pro Forma Basis; (iii) any Indebtedness or any Preferred Stock that is incurred, acquired, or assumed in connection with such Acquisition shall be in compliance with Section 8.02; and (iv) no Specified Event of Default shall have occurred or be continuing; and

(d)                solely with respect to any such Acquisition that is consummated during the SAG Period: (i) in the case of an Acquisition of Equity Interests, the Person acquired (if not an Excluded Subsidiary) shall become a Guarantor to the extent required under Section 7.12, or be merged into a Loan Party; (ii) no Event of Default shall have occurred or be continuing; (iii) at least five (5) Business Days prior to the date of the consummation of such Acquisition (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate duly executed by a Financial Officer of the Borrower, certifying, and demonstrating with reasonably detailed calculations attached thereto, compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, as described in clause (c)(ii) above; and (iv) the Administrative Agent shall have provided express written consent to such Acquisition, in writing, prior to the date of the consummation of such Acquisition.

“Permitted Incentive Programs” means any incentive, employment, development or other similar programs or agreements with any governmental, quasi-governmental, economic development authority, non-profit or similar entity or an affiliated organization, including, without limitation: (a) any Permitted State Bond Financing; (b) industrial revenue bonds; (c) new market tax credits; (d) research and development arrangements; and (e) other similar arrangements.

“Permitted Investments” means:

(a)                Dollars (including such Dollars as are held as overnight bank deposits and demand deposits with banks);

(b)                marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case, maturing within one (1) year from the date of acquisition thereof;

(c)                marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state, or any public instrumentality thereof, maturing within one (1) year from the date of acquisition thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” of Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(d)                commercial paper maturing no more than one (1) year from the date of creation thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(e)                time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts, or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than Five-Hundred Million Dollars ($500,000,000);

(f)                 repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above, entered into with any bank meeting the qualifications specified in clause (e) above;

(g)                investments in money market funds which invest all, or substantially all, of their assets in securities of the types described in clauses (a) through (f) above; and

(h)                in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (f) above, which may include investments in the relevant foreign currency.

“Permitted Lien Renewals” means any replacement, extension or renewal of any Lien permitted hereunder, provided, that: (a) such replacement, extension or renewal Lien shall not cover any Property other than the Property that was subject to such Lien prior to such replacement, extension or renewal (other than (i) after-acquired Property that is affixed or incorporated into the Property covered by such Liens, and (ii) proceeds and products thereof); and (b) any Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof, provided, that: (a) no Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced, (ii) if the Indebtedness being refinanced is expressly subordinated to the Obligations, be subordinated to the Obligations on the same or similar terms as the Indebtedness being refinanced, and (iii) with respect to the amount of Indebtedness being incurred as a Permitted Refinancing, be in an aggregate principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus, in any such case, the amount of reasonable expenses of the Loan Parties and Subsidiaries incurred in connection with such refinancing; and (c) the sole obligors and/or guarantors on such refinancing Indebtedness shall not include any Person other than the obligors and/or guarantors on such Indebtedness being refinanced and the Loan Parties hereunder.

“Permitted State Bond Financing” means bond financings entered into for the purpose of obtaining a credit against state or local payroll taxes paid with respect to wages of employees of the Loan Parties or Subsidiaries (including any such financings entered into with the State of Kansas).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or Subsidiary, or any such Plan to which any Loan Party or Subsidiary is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in the last paragraph of Section 7.01.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person, whether or not outstanding or issued on the Effectiveness Date.

“Priority Debt” means, as of any date of determination, the sum (without duplication) of: (a) the aggregate principal amount outstanding of all unsecured Indebtedness of Subsidiaries (other than any unsecured Indebtedness of any Subsidiary owing to any Loan Party or Wholly Owned Subsidiary); plus (b) the aggregate principal amount outstanding of secured Indebtedness of any Loan Party or Subsidiary (other than (i) any secured Indebtedness of (A) any Subsidiary of the Borrower owing to a Loan Party or Wholly Owned Subsidiary, (B) the Parent Guarantor owing to another Loan Party, or (C) a Loan Party other than the Parent Guarantor owing to the Parent Guarantor, and (ii) any Indebtedness secured by a Lien permitted under Section 8.01, other than clause (v) (solely with respect to Securitization Transactions) and clause (ee) thereof).

“Pro Forma Basis” means, for purposes of calculating any applicable Financial Covenants in effect or other covenant or provision hereunder, that any (a) Asset Sale (or series of related Asset Sales) that yields gross proceeds to the Loan Parties or Subsidiaries in excess of Five Million Dollars ($5,000,000), (b) Acquisition or similar Investment (or series of related Acquisitions or similar Investments) that involves the payment of consideration by any Loan Party or Subsidiary in excess of Five Million Dollars ($5,000,000), (c) Restricted Payment, (d) incurrence, prepayment, cancellation, termination, repurchase or repayment of Indebtedness (or any amendment, modification or amendment and restatement thereof), or (e) “run-rate” cost savings, as described in clause (a)(vii) of the definition of “Consolidated EBITDA” above, in each case of the foregoing clauses (a) through (e), shall be deemed to have occurred as of the first (1st) day of the last ended Test Period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or Section 7.01(b). In connection with the foregoing: (i) (A) with respect to any Asset Sale, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction, and (B) with respect to any Acquisition or similar Investment, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations, to the extent such items are not otherwise included in such income statement items for the Parent Guarantor and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01; and (ii) any Indebtedness incurred or assumed by any Loan Party or Subsidiary (including the Person or Property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first (1st) day of the applicable period, and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition of “Pro Forma Basis”, determined by utilizing the rate which is, or would be, in effect with respect to such Indebtedness as at the relevant date of determination.

For purposes of determining compliance on a Pro Forma Basis with any Financial Covenant as of any date that is prior to the first (1st) date on which such Financial Covenant is to be tested hereunder, the level of any such Financial Covenant shall be deemed to be the covenant level for such first (1st) test date.

Notwithstanding anything to the contrary in the foregoing or in Section 1.02, (I) Consolidated EBITDA attributable to the businesses acquired in the Impending Acquisitions, and (II) Consolidated Interest Expense relating to Indebtedness acquired or assumed in connection with the Impending Acquisitions, in each case with respect to the immediately foregoing clauses (I) and (II), occurring prior to consummation of each respective Impending Acquisition, shall not be taken into account on a Pro Forma Basis for purposes of calculating compliance with any applicable Financial Covenants in effect or any other covenant or provision hereunder.

“Pro Forma Compliance Certificate” means a certificate of a Financial Officer of the Borrower or the Parent Guarantor, as applicable, demonstrating compliance with each of the applicable Financial Covenants in effect, at the time of delivery of such certificate to the Administrative Agent, on a Pro Forma Basis, after giving effect to the applicable transaction, recomputed as of the last day of the last ended Test Period, and attaching reasonably detailed calculations demonstrating such compliance.

“Projections” has the meaning specified in Section 6.15.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in the last paragraph of Section 7.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §–5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.20.

“Qualifying IRB Financing” means: (a) those certain bond financings entered into with the City of Wichita, Kansas in effect on the Effectiveness Date, and refinancings, replacements or extensions thereof satisfying the conditions of clauses (b)(i) through (b)(iv) immediately below; and (b) other bond financings entered into from time to time, provided, that, in each case of this clause (b), (i) such bonds are entered into for the sole purpose of abating personal, sales or real property taxes of the Loan Parties and their Subsidiaries, (ii) such bonds are issued pursuant to state Law, (iii) such bonds are purchased by the Loan Parties or Subsidiaries pursuant to a bond purchase agreement, (iv) the Loan Parties or Subsidiaries maintain ownership of such bonds, (v) there are no Liens on the Property of any Loan Party or Subsidiary in respect of obligations under, or in connection with, such bonds, or any related guaranty or lease obligations (except to the extent that the terms of the bond financing, including the lease arrangements, are deemed to result in a Lien in favor of the bond trustee (for itself, or on behalf of any Loan Party or Subsidiary as holder of the bonds) or any Governmental Authority on the Property that is the subject of the transaction), (vi) such bonds do not require cash payments by any Loan Party or Subsidiary (after giving effect to the rights of setoff and netting provided for in such bonds), and (vii) the Parent Guarantor is entitled under GAAP to offset any indebtedness relating to the obligations with related Property in the same amount, and the effect of such netting is that the obligations are not reflected as “debt” on the face of the Parent Guarantor’s consolidated balance sheet.

“Real Property” means all right, title and interest of any Loan Party or Subsidiary in and to any and all parcels of, or interests in, real property owned, leased, licensed or operated (including, without limitation, any leasehold estate) by any Loan Party or Subsidiary, together with, in each case, all improvements and appurtenant fixtures.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by, or on account of, any obligation of any Loan Party hereunder.

“Reduction Amount” has the meaning specified in Section 2.05(b)(ii).

“Register” has the meaning specified in Section 11.06(c).

“Regulation T” means Regulation T of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, for the purpose of recommending a benchmark rate to replace LIBOR in loan and credit agreements similar to this Agreement.

“Remedial Action” means: (a) “remedial action”, as such term is defined in CERCLA, 42 U.S.C. §–9601(24); and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger, or threaten to endanger, public health, welfare or the Environment, or (iii) perform studies and investigations in connection with, or as a precondition to, clauses (b)(i) or (b)(ii) above.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means, with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Requisite DDTL Lenders” has the meaning specified in Section 11.01(a)(viii).

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50.0%) of the sum of the unused amount of the Aggregate Delayed Draw Term Loan Commitments that are undrawn, plus the aggregate Outstanding Amount of all Delayed Draw Term Loans. The unfunded Commitments of, and the outstanding Loans, held, or deemed held, by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Resolution Authority” means an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person means: (i) any executive officer or Financial Officer of such person, and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement; (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary, or any assistant secretary, of a Loan Party; and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party, so designated by any of the foregoing officers in a notice to the Administrative Agent, or any other officer or employee of the applicable Loan Party designated in, or pursuant to, an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and, to the extent requested by the Administrative Agent, appropriate authorization documentation, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in any Loan Party or Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in any Loan Party or Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SAG Period” means the period from, and including, the Effectiveness Date to, but excluding, the Subsidiary Guaranty Release Date.

“Sale and Leaseback Transaction” has the meaning specified in Section 8.13.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant applicable sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 12, 2018, by and among the Borrower, the Parent Guarantor, the lenders from time to time party thereto, the other parties from time to time party thereto and Bank of America, as administrative agent, a swing line lender and an L/C issuer (for the avoidance of doubt, as amended by the First Amendment to Secured Credit Agreement).

“Secured Credit Facility Collateral” means the “Collateral” as defined in the Secured Credit Agreement.

“Secured Credit Facility Collateral Agent” means the “Collateral Agent” as defined in the Secured Credit Agreement.

“Securitization Transaction” means, with respect to any Person, any financing transaction, or series of financing transactions (including factoring arrangements), pursuant to which such Person, or any Subsidiary thereof, may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets, in each case, to a special purpose subsidiary or affiliate of such Person.

“Senior Secured Leverage Ratio” means the ratio of: (a) all indebtedness of the Parent Guarantor and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP (including, without limitation, Indebtedness of the types described in clauses (a) and (b) of the definition of “Indebtedness” above, but excluding, for the avoidance of doubt, Indebtedness of the type described in clause (g) of the definition of “Indebtedness” above) that is secured by a Lien (including, without limitation, solely at all times during the CSAG Period, Consolidated Secured Credit Facility Indebtedness); to (b) Consolidated EBITDA for the last ended Test Period. Notwithstanding anything to the contrary in the foregoing, in no event will obligations or liabilities in respect of any Equity Interests be included in any calculation of the Senior Secured Leverage Ratio.

“Significant Subsidiary” means: (a) any Subsidiary of the Parent Guarantor (other than the Borrower) that would be a “significant subsidiary” as defined in Article 1, Rule 1–02 of Regulation S–X, promulgated pursuant to the Securities Act of 1933 (as amended), as such Regulation is in effect on the Effectiveness Date; and (b) any Subsidiary of the Parent Guarantor (other than the Borrower) which, when aggregated with all other Subsidiaries of the Parent Guarantor (other than the Borrower) that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.01(i) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) above.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source), and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means: (a) SOFR; or (b) Term SOFR.

“Specified Customer Loans and Advances” means, solely at all times during the SAG Period, collectively: (a) those certain loans and/or advances from customers listed on Schedule 8.02 in an aggregate amount outstanding as of the Effectiveness Date equal to Ten Million Dollars ($10,000,000); and (b) any Indebtedness incurred pursuant to Section 8.02(b)(xxii).

“Specified Event of Default” means an Event of Default arising under Section 9.01(a) or Section 9.01(i).

“Subsidiary” means, with respect to any Person, (a) any corporation of which more than fifty percent (50.0%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, (b) any partnership of which more than fifty percent (50.0%) of the outstanding Equity Interests having the power to act as a general partner of such partnership (irrespective of whether at the time any Equity Interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, or (c) any limited liability company, association, joint venture or other entity in which such Person, and/or one (1) or more Subsidiaries of such Person, have more than a fifty percent (50.0%) Equity Interest at the time; provided, that, so long as (i) it is managed as a tenancy-in-common, (ii) it is engaged solely in the purchase of natural gas on behalf of the Borrower and the other partners and activities incidental thereto, and (iii) it does not amend its Organizational Documents in a manner materially adverse to the Administrative Agent or the Lenders, Kansas Industrial Energy Supply Company shall be deemed not to be a Subsidiary of any Loan Party for purposes of Article VI, Article VII (other than Section 7.01) and Article VIII. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Parent Guarantor or another Loan Party, as applicable.

“Subsidiary Guaranty Release Date” means the earlier to occur of (a) the first (1st) Business Day to occur after the Effectiveness Date on which the Borrower has delivered a certificate, duly executed by a Responsible Officer of the Borrower: (i) certifying that no Default or Event of Default has occurred and is continuing on such date; (ii) electing to release from the Guaranty all Guarantors (other than the Parent Guarantor) on such date; and (iii) certifying that either (A) the Credit Rating (I) is “BBB-” or higher, as determined by S&P, on such date, and (II) is “Baa3” or higher, as determined by Moody’s, on such date, or (B) S&P and Moody’s have each confirmed in writing (which writing(s) shall be in form and substance reasonably satisfactory to the Administrative Agent) that (I) the Credit Rating will be “BBB-” or higher, as determined by S&P, and (II) the Credit Rating will be “Baa3” or higher, as determined by Moody’s, in each case of the foregoing clauses (a)(iii)(B)(I) and (a)(iii))(B)(II), after giving effect to the release of the Collateral (as defined in the Secured Credit Agreement) in accordance with the terms of the Loan Documents (as defined in the Secured Credit Agreement), and (b) the Collateral and Subsidiary Guaranty Release Date (as defined in the Secured Credit Agreement).

“Supported QFC” has the meaning specified in Section 11.20.

“Swap Contract” means: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one (1) or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date on which such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or an Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement, whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease, or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term Loans” means, collectively, the Delayed Draw Term Loans.

“Term SOFR” means the forward-looking term rate for any period that (a) is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” above, (b) is based on SOFR, and (c) has been selected or recommended by the Relevant Governmental Body, in each case of the foregoing clauses (a) through (c), as published on any information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” means the four (4) consecutive complete Fiscal Quarters of the Parent Guarantor then last ended for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b) for the applicable Fiscal Quarter or Fiscal Year.

“Total Credit Exposure” means, as to any Lender hereunder at any time, the unused Commitments and outstanding amount of all Term Loans of such Lender at such time.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, supply chain finance programs, cash pooling arrangements and other cash management services.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means the appointment of a receiver, custodian, conservator, trustee, administrator or similar Person by any regulatory authority acting in such a capacity under, or based on, the Law in the country where such Lender, or such parent company, is subject to home jurisdiction, if the applicable Law requires that such appointment not be disclosed.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 11.20.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the then outstanding principal amount of such Indebtedness; by (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity, or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth (1/12)) that will elapse between such date and the making of such payment.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that is maintained, or contributed to, by a Loan Party or Subsidiary, or with respect to which a Loan Party or Subsidiary could incur liability.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Equity Interests (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares, to the extent legally required) are, directly or indirectly, owned and controlled by such Person, or by one (1) or more Wholly Owned Subsidiaries of such Person. Unless otherwise indicated, when used in this Agreement, the term “Wholly Owned Subsidiary” shall refer to a Wholly Owned Subsidiary of the Parent Guarantor or another Loan Party, as applicable.

“Write-Down and Conversion Powers” means: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of that liability, or any powers under that Bail-In Legislation that are related to or ancillary any of those powers.

1.02          Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety, and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to, any and all real and personal Property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03         Accounting Terms.

(a)                Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time; provided, that, (i) calculations made on a Pro Forma Basis shall be made as provided in clause (c) below, and (ii) calculations of attributable indebtedness under any Synthetic Lease (the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, if such lease were accounted for as a Capital Lease) or the implied interest component of any Synthetic Lease shall be made by the applicable Person in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)                Changes in GAAP. If, at any time, any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided, that, until so amended or the request for amendment has been withdrawn, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) to the extent requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement, or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in the foregoing, for all purposes of this Agreement (including, without limitation, the provisions of Article VII (including, without limitation, the Financial Covenants)), leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                Calculations. Notwithstanding anything to the contrary in the above, the parties hereto acknowledge and agree that, for purposes of determining compliance by the Loan Parties with any financial covenant, ratio, or test described herein (including, without limitation, the Interest Coverage Ratio, Senior Secured Leverage Ratio, minimum Liquidity, and in calculating Consolidated Total Assets and Consolidated Net Income, and, in each case, any financial calculations or components required to be made or included therein), all such compliance calculations shall be made on a Pro Forma Basis by the Borrower acting reasonably and in good faith.

(d)                FASB ASC 825 and FASB ASC 470–20. Notwithstanding anything to the contrary in the above, for purposes of determining compliance with any covenant (including, without limitation, the computation of any applicable Financial Covenant) contained herein, Indebtedness of the Parent Guarantor and its Subsidiaries shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded.

(e)                Pro Forma Calculations. For purposes of determining compliance on a Pro Forma Basis with any Financial Covenants or other ratio requirement under this Agreement, or whether a Default or Event of Default has occurred and is continuing, in each case, in connection with the consummation of an Acquisition using proceeds from an Add-On Term Loan that qualifies to be subject to the Incremental Funds Certain Provision, the date of determination shall, at the option of the Borrower, be the date of execution of such Acquisition Agreement, and such determination shall be made on a Pro Forma Basis, and, for the avoidance of doubt, if any such Financial Covenant or other ratio requirement is subsequently breached as a result of fluctuations in the ratio that is subject of such Financial Covenant or other ratio requirement (including due to fluctuations in Consolidated EBITDA of the Borrower or the EBITDA of the target), at or prior to the consummation of such Acquisition (and the other transactions to be entered into in connection therewith), such Financial Covenant or other ratio requirement will not be deemed to have been breached as a result of such fluctuations solely for the purpose of determining whether such Acquisition (and the other transactions to be entered into in connection therewith) constitutes a Permitted Acquisition; provided, that, (i) if the Borrower elects to have such determination occur at the time of entry into the applicable Acquisition Agreement (and not at the time of consummation of the Acquisition), the Add-On Term Loan to be incurred shall be deemed incurred at the time of such election (unless the applicable Acquisition Agreement is terminated without actually consummating the applicable Permitted Acquisition (in which case, such Acquisition and related Add-On Term Loan will not be treated as having occurred)) and outstanding thereafter for purposes of calculating compliance, on a Pro Forma Basis, with any applicable ratio requirement in this Agreement (even if unrelated to determining whether such Acquisition is a Permitted Acquisition) (but not, for purposes of clarity, in calculating compliance with the Financial Covenants), and (ii) EBITDA of the target shall be disregarded for all purposes under this Agreement, other than determining whether such Acquisition is a Permitted Acquisition until the consummation of such Permitted Acquisition.

1.04          Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01          Commitments.

(a)            [Reserved].

(b)           [Reserved].

(c)            Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Delayed Draw Term Loan Lender severally agrees to make its portion of a term loan (each, a “Delayed Draw Term Loan”) to the Borrower in Dollars in up to four (4) Delayed Draw Term Loan Borrowings, each on any Business Day during the Delayed Draw Term Loan Availability Period, and in an aggregate amount not to exceed such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment. Amounts repaid on the Delayed Draw Term Loans may not be reborrowed. Each Delayed Draw Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

2.02          Borrowings, Conversions and Continuations of Loans.

(a)            Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m.: (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this clause (a) must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each Borrowing shall be in a principal amount of Fifty Million Dollars ($50,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, an amount equal to the unused amount of the Aggregate Delayed Draw Term Loan Commitments that are undrawn immediately prior to giving effect to such Borrowing). Each conversion to, or continuation of Eurodollar Rate Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000), or a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof. Each Loan Notice and each telephonic notice shall specify: (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)           Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding paragraph. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Requisite Lenders, and the Requisite Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Loans.

(f)             Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue, extend or roll over all, or the portion, of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.03         [Reserved].

2.04         [Reserved].

2.05         Prepayments.

(a)            Voluntary Prepayments. The Borrower may, upon delivery of a Notice of Prepayment and/or Reduction / Termination of Commitments to the Administrative Agent, at any time or from time to time, voluntarily prepay Delayed Draw Term Loans (in whole or in part, without premium or penalty, subject to Section 3.05), provided, that: (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (I) at least three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (II) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or in a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000), or in a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Subject to payment of breakage costs (if any) in accordance with Section 3.05, any such notice delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to any condition specified in such notice. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           Mandatory Prepayments of Loans.

(i)               New Third-Party Capital. If any Loan Party (A) issues or incurs any short-term or long-term Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments, but excluding all Indebtedness permitted under Section 8.02(b) (whether or not Section 8.02(b) is then in effect) (other than Indebtedness incurred pursuant to clause (b)(xiv) or clause (b)(xx) of such Section), or (B) issues to any other Person any of its Equity Interests other than (I) Equity Interests issued pursuant to the exercise of options or warrants, (II) Equity Interests issued pursuant to the conversion of any debt securities or the conversion of any class of equity securities to any other class of equity securities, (III) options or warrants relating to the Equity Interests of such Loan Party and (IV) Equity Interests issued pursuant to any employee stock purchase plans and retirement plans, issued to former officers, former directors or union participants or as compensation to officers, directors, employees or consultants (including pursuant to the Omnibus Incentive Plan of 2014 that provides for the grant of incentive awards) (any such Indebtedness or Equity Interests contemplated in the foregoing clauses (A) and (B), “New Third-Party Capital”), in any such case, the Loan Parties shall, within five (5) Business Days after the actual receipt of the Net Proceeds of such New Third-Party Capital, prepay the outstanding portion of each Term Loan in the manner set forth in clause (b)(ii) below, in each case, in an aggregate amount equal to one-hundred percent (100.0%) of the Net Proceeds of such New Third-Party Capital.

(ii)               Application of Mandatory Prepayments. All amounts required to be paid pursuant to clause (b)(i) above shall be applied pro rata to the Term Loans; and if the amount of Net Proceeds of any New Third-Party Capital exceeds the Outstanding Amount of Term Loans as of the date such payment is required to be made pursuant (for the avoidance of doubt, such Outstanding Amount to be calculated immediately prior to giving effect to such payment) (such excess, the “Excess Proceeds”), the Excess Proceeds may be retained by the Loan Parties and used for lawful general corporate purposes not in contravention of this Agreement, and the aggregate unfunded Delayed Draw Term Loan Commitments shall be automatically and permanently reduced as set forth in Section 2.06(b)(ii) by an amount equal to the lesser of (A) the amount of such Excess Proceeds and (B) the Outstanding Amount of the unfunded Delayed Draw Term Loan Commitments of all Lenders as of such date (the lesser of the foregoing clauses (A) and (B), the “Reduction Amount”).

Prepayments shall be applied, first, to Base Rate Loans, and then, to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments of Eurodollar Rate Loans under this clause (b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid to the date of prepayment.

2.06          Termination or Reduction of Aggregate Delayed Draw Term Loan Commitments.

(a)           Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Delayed Draw Term Loan Commitments, or from time to time permanently reduce the Aggregate Delayed Draw Term Loan Commitments; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. (noon) three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of Two Million Dollars ($2,000,000), or in any whole multiple of One Million Dollars ($1,000,000) in excess thereof. Any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)            Mandatory Reductions.

(i)                The aggregate unfunded Delayed Draw Term Loan Commitments shall automatically terminate at the expiration of the Delayed Draw Term Loan Availability Period.

(ii)               The aggregate unfunded Delayed Draw Term Loan Commitments shall be automatically and permanently reduced on each date that the Loan Parties are required to prepay Term Loans (or, if no Term Loans are outstanding as of such date, would be required to prepay Term Loans) pursuant to Section 2.05(b) and are in receipt of Excess Proceeds, in each case, by an amount equal to the Reduction Amount on such date.

(iii)              The aggregate unfunded Delayed Draw Term Loan Commitments shall be automatically and permanently reduced on each date that the Loan Parties make any voluntary prepayment of any other Indebtedness for borrowed money (other than in connection with an Impending Acquisition), in each case, by an amount equal to the aggregate principal amount of such prepayment.

(c)            Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Delayed Draw Term Loan Commitments under this Section 2.06. Upon any reduction of the Aggregate Delayed Draw Term Loan Commitments, the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender shall be reduced by such Delayed Draw Term Loan Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Delayed Draw Term Loan Commitments accrued until the effective date of any termination of the Aggregate Delayed Draw Term Loan Commitments shall be paid on the effective date of such termination.

2.07          Repayment of Loans.

The Borrower shall repay the then Outstanding Amount of the Delayed Draw Term Loan on the Maturity Date (as such amount may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

2.08          Interest.

(a)            Subject to the provisions of clause (b) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Rate for Eurodollar Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate for Base Rate Loans. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) an amount that is less than zero, such amount shall be deemed zero for purposes of this Agreement.

(b)

(i)               If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount of principal shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)               If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Requisite Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)             If an Event of Default under Section 9.01(i) shall be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)             Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09          Fees.

(a)           DDTL Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Delayed Draw Term Loan Lender in accordance with its Applicable Percentage, a commitment fee (the “DDTL Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate, times (ii) the actual daily amount by which the Aggregate Delayed Draw Term Loan Commitments exceed the Outstanding Amount of Delayed Draw Term Loans, subject to adjustment as provided in Section 2.15. The DDTL Commitment Fee shall accrue at all times during the Delayed Draw Term Loan Availability Period, including at any time during which one (1) or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Effectiveness Date, and on the expiration or early termination pursuant to Section 2.06(a) of the Delayed Draw Term Loan Availability Period, provided, that: (A) no DDTL Commitment Fee shall accrue on the unfunded Delayed Draw Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender; and (B) any DDTL Commitment Fee accrued with respect to the unfunded Delayed Draw Term Loan Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The DDTL Commitment Fee shall be calculated quarterly in arrears.

(b)           Fee Letter. The Borrower shall pay all fees required to be paid under the Fee Letter in accordance with the terms thereof, respectively. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10          Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three-hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11          Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Delayed Draw Term Loan Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12         Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period” in Section 1.01, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i)               Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (noon) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from, and including, the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from, and including, the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)                Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)               Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13             Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(i)                 if any such participations or sub-participations are purchased and all, or any portion, of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                the provisions of this Section 2.13 shall not be construed to apply to: (A) any payment made by, or on behalf of, the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); or (B) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans, to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14             [Reserved].

2.15             Defaulting Lenders.

(a)                Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                 Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove of any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders” in Section 1.01 and in Section 11.01.

(ii)                 Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall, in each case, be applied at such time or times as may be determined by the Administrative Agent as follows, first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the payment of the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to clause (a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, that, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by, or on behalf of, the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01             Taxes.

(a)                Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                 Any and all payments by, or on account of, any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii)                If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then: (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below; (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)               If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then: (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below; (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                Payment of Other Taxes by the Loan Parties. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)                Tax Indemnifications.

(i)                 Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf, or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender, for any reason, fails to pay indefeasibly to the Administrative Agent as required pursuant to clause (c)(ii) below.

(ii)                Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor: (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (B) [reserved]; and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c)(ii).

(d)                Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                Status of Lenders; Tax Documentation.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (2) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                 executed copies of Internal Revenue Service Form W–8ECI;

(III)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (1) a certificate substantially in the form of Exhibit 3.01–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”); and (2) executed copies of IRS Form W–8BEN or W–8BEN–E; or

(IV)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN or W–8BEN–E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01–2 or Exhibit 3.01–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01–4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                 Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)                Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02           Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03             Inability to Determine Rates.

(a)                If, in connection with any request for a Eurodollar Rate Loan, or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (I) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or in connection with an existing or proposed Base Rate Loan, and (II) the circumstances described in clause (c)(i) below do not apply (in each case with respect to this clause (a)(i), “Impacted Loans”), or (ii) the Administrative Agent or the Requisite Lenders determine that, for any reason, the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, then, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (B) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (or, in the case of a determination by the Requisite Lenders described in clause (a)(ii) above, until the Administrative Agent, upon instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                Notwithstanding anything to the contrary in the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) above, then the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until: (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) above; (ii) the Administrative Agent or the Requisite Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans; or (iii) any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any such Lender or its applicable Lending Office to make, maintain, or fund Loans whose interest is determined by reference to such alternative rate of interest, or to determine or charge interest rates based upon such rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing, and such Lender provides the Administrative Agent and the Borrower with written notice thereof.

(c)                Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, but without limiting clauses (a) or (b) above, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto, absent manifest error), or the Borrower or Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to the Borrower), that the Borrower or Requisite Lenders, as applicable, have determined (which determination likewise shall be conclusive and binding upon all parties hereto, absent manifest error), that:

(i)                adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)                 the administrator of the LIBOR Screen Rate or a Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR, or the LIBOR Screen Rate, shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)               syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent, or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with (A) one (1) or more SOFR-Based Rates, or (B) another alternate benchmark rate giving due consideration to any evolving, or then existing, convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmark, and, in each case of the foregoing clauses (c)(A) and (c)(B), including any mathematical or other adjustments to such benchmark, giving due consideration to any evolving, or then existing, convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment, or method for calculating such adjustment, shall be published on an information service, as selected by the Administrative Agent from time to time in its reasonable discretion, and may be periodically updated (such adjustment, the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the date that is five (5) Business Days after the date on which the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower, unless, prior to such time, Lenders comprising Requisite Lenders have delivered to the Administrative Agent written notice that, (I) in the case of an amendment to replace LIBOR with a rate described in clause (c)(A) above, such Requisite Lenders object to the Adjustment, or (II) in the case of an amendment to replace LIBOR with a rate described in clause (c)(B) above, such Requisite Lenders object to such amendment; provided, that, for the avoidance of doubt, in the case of clause (c)(I) above, the Requisite Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent that market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(d)                If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist, or the Scheduled Unavailability Date has occurred, as applicable, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter: (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods); and (ii) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (d)(ii)) in the amount specified therein.

(e)                Notwithstanding anything else to the contrary herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(f)                 In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.04             Increased Costs.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against any Property of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)                subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” in Section 1.01, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a) or (b) above and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything contained in this Section 3.04 to the contrary, the Borrower shall only be obligated to pay any amounts due under this Section 3.04 if, and a Lender shall not exercise any right under this Section 3.04 unless, the Lender certifies that it is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers.

(d)                Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than four (4) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (provided, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four (4) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05           Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds (but excluding loss of anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06             Mitigation Obligations. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.07             Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Delayed Draw Term Loan Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

3.08             Withholding Taxes.

For purposes of determining withholding Taxes imposed under FATCA, from and after the Effectiveness Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans under this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471–2(b)(2)(i).

ARTICLE IV

GUARANTY

4.01              The Guaranty.

(a)                Each Guarantor hereby jointly and severally guarantees to each Lender, the Administrative Agent and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that, if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, or otherwise) in accordance with the terms of such extension or renewal.

(b)                Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document: (i) the Guaranty of each Guarantor (other than the Parent Guarantor) provided pursuant to this Article IV shall be limited to the payment of the Obligations as described in clause (a) above if, and to the extent that, such Obligations become due or payable solely at all times during the SAG Period; and (ii) the obligations of each Guarantor and the Borrower under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state Law.

4.02           Obligations Unconditional.

The obligations of each Guarantor under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations), it being the intent of this Section 4.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full (other than contingent indemnification obligations that are not then due and payable) and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable Law, the occurrence of any one (1) or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                at any time or from time to time, without notice to any Guarantor, the time for any performance of, or compliance with, any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)                the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived, or any other guarantee of any of the Obligations, shall be released, impaired or exchanged, in whole or in part, or otherwise dealt with; or

(d)                any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of a Loan Party) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of a Loan Party).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, any of the Obligations.

4.03              Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if, and to the extent that, for any reason, any payment by, or on behalf of, any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

4.04              [Reserved].

4.05              Remedies.

Each Guarantor agrees that, to the fullest extent permitted by applicable Law, as between such Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02, Section 9.03 and Section 9.04 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person, and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor for purposes of Section 4.01.

4.06             Rights of Contribution.

Each Guarantor and the Borrower agree that, in connection with payments made hereunder, each Guarantor and the Borrower shall have contribution rights against each other as permitted under applicable Law. Such contribution rights shall be subordinate, and subject in right of payment, to the obligations of each Guarantor and the Borrower under the Loan Documents, and neither any Guarantor nor the Borrower shall exercise such rights of contribution until all Obligations have been paid in full (other than contingent indemnification obligations that are not then due and payable) and the Commitments have expired or been terminated.

4.07             Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising; provided, that, (a) upon the release of any Guarantor from its obligations under the Guaranty (as defined in the Secured Credit Agreement) under the Secured Credit Agreement, such Guarantor shall be automatically released from the Guaranty provided by this Article IV so long as no Event of Default has occurred and is continuing, and (b) upon the Subsidiary Guaranty Release Date, all Guarantors, other than the Parent Guarantor, shall be automatically released from the Guaranty provided by this Article IV.

4.08           [Reserved].

4.09           Appointment of Borrower.

Each Loan Party hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents, and all other documents and electronic platforms entered into in connection herewith, and agrees that: (a) the Borrower may execute such documents, and provide such authorizations on behalf of such Loan Party, as the Borrower deems appropriate in its sole discretion, and such Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf; (b) any notice or communication delivered by the Administrative Agent, or a Lender to the Borrower shall be deemed delivered to such Loan Party; and (c) the Administrative Agent, or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of such Loan Party.

ARTICLE V

CONDITIONS PRECEDENT TO EFFECTIVENESS AND TO CREDIT EXTENSIONS

5.01              Conditions to Effectiveness .

This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)                Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents to be entered into as of the Effectiveness Date, each properly executed by an authorized officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)                Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Effectiveness Date.

(c)                [Reserved].

(d)                [Reserved].

(e)                Organizational Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals):

(i)                copies of the Organizational Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effectiveness Date;

(ii)                such certificates of resolutions or other action, incumbency certificates and/or other certificates of authorized officers of each Loan Party as the Administrative Agent may reasonably require, evidencing the identity, authority and capacity of each authorized officer thereof authorized to act as an authorized officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing, and qualified to engage in business in its state of incorporation or organization.

(f)                 Closing Certificate. Receipt by the Administrative Agent of a certificate, signed by a Responsible Officer of the Borrower and dated as of the Effectiveness Date:

(i)                certifying that each of the representations and warranties contained in Article VI and in each other Loan Document, and in each agreement, certificate and notice furnished at any time under, or in connection with, this Agreement or such other Loan Document, is true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as if then made (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date), and except that, for purposes hereof, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively, of the Secured Credit Agreement;

(ii)               certifying that no Default or Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, this Agreement or any Credit Extensions to be made on the Effectiveness Date; and

(iii)              certifying that no Default or Event of Default (in each case, under and as defined in the Secured Credit Agreement) has occurred and is continuing at the time of, or immediately after giving effect to, the First Amendment to Secured Credit Agreement or any Credit Extensions (as defined in the Secured Credit Agreement) to be made on the First Amendment Effectiveness Date (as defined in the Secured Credit Agreement).

(g)                First Amendment to Secured Credit Agreement. Receipt by the Administrative Agent of evidence of the effectiveness of the First Amendment to Secured Credit Agreement.

(h)                KYC Information.

(i)                Upon the reasonable request of any Lender made at least ten (10) days prior to the Effectiveness Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case, at least five (5) days prior to the Effectiveness Date.

(ii)              At least five (5) days prior to the Effectiveness Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

(i)                 Fees. Receipt by the Administrative Agent, the Arranger, and the Lenders of any fees required to be paid on or before the Effectiveness Date.

(j)                 Out-of-Pocket Expenses and Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable out-of-pocket expenses of the Arranger and the Administrative Agent and all fees, charges and disbursements of counsel to the Administrative Agent (limited to one (1) primary counsel for the Administrative Agent and, if deemed reasonably necessary by the Administrative Agent, of one (1) special and/or local counsel to the Administrative Agent in each applicable jurisdiction or regulatory counsel retained by the Administrative Agent) to the extent invoiced at least three (3) Business Days prior to the Effectiveness Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effectiveness Date specifying its objection thereto.

5.02             Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (excluding any conversion or continuation of Loans) is subject to the following conditions precedent:

(a)                The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any agreement, certificate or notice furnished at any time under, or in connection, herewith or therewith, shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date; provided, that, for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a), Section 7.01(b) and Section 7.01(c), respectively.

(b)                No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                The Effectiveness Date shall have occurred.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a) and Section 5.02(b) have been satisfied (or waived in accordance with the terms hereof) on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, and to extend credit hereunder and under the other Loan Documents on the Effectiveness Date, the Loan Parties, jointly and severally, make the representations and warranties set forth in this Article VI and upon the occurrence of each Credit Extension thereafter (provided, that, the representations and warranties set out in Section 6.04(b) and Section 6.22, in each case, are made only on the Effectiveness Date, upon the occurrence of each Credit Extension, and as may otherwise be agreed in writing by the Loan Parties, in each case, during the SAG Period):

6.01             Organization, Etc.

Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership, or other form of legal entity (i) validly organized and existing, and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business, and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, (c) has full power and authority to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, and (d) holds all requisite governmental licenses, permits and other approvals to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, except, in the case of clauses (a)(ii), (b), (c)(ii) and (d) above only, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02             Due Authorization, Non-Contravention, Etc.

The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, and the use of the proceeds thereof are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not:

(a)                contravene the Organizational Documents of any Loan Party or any of its respective Subsidiaries;

(b)                contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries;

(c)                violate, or result in a default or event of default or an acceleration of any rights or benefits under, any indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries; or

(d)                result in, or require the creation or imposition of, any Lien on any Property of any Loan Party, or any of its respective Subsidiaries, except Liens created under the Loan Documents;

except, in the cases of clauses (a) (with respect to Subsidiaries that are not Loan Parties only), (b), (c) and (d) above only, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.03             Government Approval, Regulation, Etc.

No consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, and the use of the proceeds thereof, except, in each case: (i) such as have been obtained or made and are in full force and effect; and (ii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.04             Validity, Etc.

(a)                This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof, and, assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(b)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.04 on a date that is during the SAG period, with respect to each Person that is required to have joined this Agreement as a Guarantor pursuant to Section 7.12 as of the date of such making of this representation and warranty, a Guarantor Joinder Agreement has been duly executed and delivered by such Person, and constitutes, and each other Loan Document to which any such Person is required to be a party will, on the due execution and delivery thereof, and, assuming the due execution and delivery of this Agreement by each of the parties hereto, constitute, the legal, valid and binding obligation of such Person enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.05             Financial Information.

(a)                The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial condition of the Parent Guarantor and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the period presented, and the Audited Financial Statements have been audited by independent registered public accountants of nationally recognized standing and are accompanied by an opinion of such accountants (without any Impermissible Qualification).

(b)                Except as disclosed in the financial statements referred to above or the notes thereto, no Loan Party or any Subsidiary thereof has any Indebtedness, contingent liabilities, long-term commitments or unrealized losses that have had, or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.06             No Material Adverse Effect.

(a)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.06 on a date that is on or after the Effectiveness Date but prior to the MAE Reversion Date, since December 31, 2018, no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, that, no events or circumstances relating to the Boeing 737 MAX Program shall be deemed to constitute a Material Adverse Effect for purposes of this clause (a) with respect to each such making of the representation and warranty set forth in this Section 6.06 during such period.

(b)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.06 on a date that is on or after the MAE Reversion Date, since the MAE Reversion Date, no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

6.07             Litigation.

There is no pending, or, to the knowledge of the Loan Parties, threatened, litigation, action or proceeding against any Loan Party or Subsidiary that would reasonably be expected to have a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

6.08             Compliance with Laws and Agreements.

None of the Loan Parties has violated, is in violation of, or has been given written notice of any violation of any Laws (other than Environmental Laws, which are the subject of Section 6.13), regulations or orders of any Governmental Authority applicable to it or its property, or any indenture, agreement or other instrument binding upon it or its property, except for any violations which would not reasonably be expected to have a Material Adverse Effect. No breach, default, violation, cancellation, termination or other event that would reasonably be expected to have a Material Adverse Effect has occurred under any Boeing Agreement.

6.09              Loan Parties.

Schedule 6.09 sets forth, as of the Effectiveness Date, the name, taxpayer identification number, and organizational identification number (if any) of each of the Loan Parties.

6.10             Ownership of Properties.

(a)                Each Loan Party and each Subsidiary has good and marketable title in fee simple to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or otherwise has the right to use, all its properties and assets, except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted, or to utilize such properties and assets for their intended purposes, and except where the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)                Each Loan Party and each Subsidiary owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership, possession of, or the right to use, all patents, trademarks, service marks, trade names, and copyrights necessary for the present conduct of its business, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11             Taxes.

Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each Subsidiary has timely filed all federal, foreign, and other Tax returns and reports required by applicable Law to have been filed by it, and has timely paid all Taxes and governmental charges due (whether or not shown on any Tax return), except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.12             Pension and Welfare Plans.

(a)                Each Plan is in compliance, in all material respects, with the applicable provisions of ERISA, the Code, and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS, to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)                There are no pending, or, to the best knowledge of the Loan Parties, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(c)                Except as would not result, or be reasonably be expected to result, in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute, or result in, an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60.0%) or higher, and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60.0%) as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any material unsatisfied obligation to contribute to, or material liability under, any active or terminated Pension Plan, other than Pension Plans not otherwise prohibited by this Agreement.

(e)                The Borrower represents and warrants, as of the Effectiveness Date, that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, or this Agreement.

6.13             Environmental Warranties.

Each Loan Party and each of its respective Subsidiaries conduct, in the ordinary course of business, a review of the effect of existing Environmental Laws and known Environmental Liabilities on their respective businesses, operations and properties, and, as a result thereof, each Loan Party has reasonably concluded that such Environmental Laws and known Environmental Liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.14           Regulations T, U and X.

The Loans and other Credit Extensions, the use of the proceeds thereof, this Agreement, and the transactions contemplated hereby will not result in a violation of Regulation T, Regulation U or Regulation X.

6.15           Disclosure and Accuracy of Information.

Neither this Agreement nor any other document, certificate or written statement (other than Projections, estimates, forecasts and information of a general economic or industry specific nature), in each case, concerning any Loan Party, furnished to the Administrative Agent or any Lender by, or on behalf of, any Loan Party in connection herewith, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made. Any document, certificate or written statement containing financial projections and other forward looking information concerning the Parent Guarantor and its Subsidiaries provided to the Arranger or the Lenders by any of the Loan Parties or any of their representatives (or on their behalf) (the “Projections”) have been be prepared in good faith utilizing assumptions believed by the Borrower to be reasonable and due care in the preparation of such document, certificate or written statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

6.16           Labor Matters.

Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Loan Parties pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by, and payments made to, employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters; and (c) all payments due from the Loan Parties, or for which any claim may be made against the Loan Parties, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties.

6.17           Solvency.

Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans: (a) the fair value of the Property of the Parent Guarantor and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of the Parent Guarantor and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent Guarantor and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent Guarantor and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted. For purposes of this Section 6.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

6.18           Securities.

The common Equity Interests of each Subsidiary are fully paid and non-assessable, in each case, to the extent applicable. The Equity Interests of each Subsidiary held, directly or indirectly, by each Loan Party are owned, directly or indirectly, by such Loan Party, free and clear of all Liens except Permitted Liens. There are not, as of the Effectiveness Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any common stock of any Subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any such common stock, except: (i) as disclosed in the financial statements delivered pursuant to Section 7.01(a), Section 7.01(b) and Section 7.01(c); (ii) in connection with the Asco Acquisition, or the post-closing integration, of Asco; or (iii) otherwise disclosed to the Lenders prior to the Effectiveness Date.

6.19           Sanctions; Anti-Corruption Laws.

(a)             Neither any Loan Party nor any Subsidiary, nor, to the knowledge of any Loan Party, any director, officer or employee thereof, is an individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury; or (iii) located, organized or resident in a Designated Jurisdiction.

(b)             (i) Neither any Loan Party nor any Subsidiary is in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions applicable to such Loan Party or Subsidiary from time to time, the effect of which is, or would reasonably be expected to be, material to the Loan Parties and Subsidiaries taken as a whole; and (ii) the Parent Guarantor has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws.

6.20           [Reserved].

6.21           [Reserved].

6.22           Boeing Agreements.

Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.22 on a date that is during the SAG Period, the Borrower has provided to the Administrative Agent true and complete copies of each Boeing Agreement in effect as of the Effectiveness Date.

6.23           Affected Financial Institution.

No Loan Party is an Affected Financial Institution.

6.24           Beneficial Ownership Certification.

As of the Effectiveness Date, to the knowledge of the Loan Parties, the information included in the Beneficial Ownership Certification is true and complete in all respects.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees with the Lenders that, on or after the Effectiveness Date and until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable):

7.01           Financial Information, Reports, Notices, Etc.

The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (for further distribution to each Lender) copies of the following financial statements, reports, notices and information:

(a)                as soon as available, and, in any event, within forty-five (45) days after the end of each of the first (1st) three (3) Fiscal Quarters of each Fiscal Year of the Parent Guarantor, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings of the Parent Guarantor and its Subsidiaries for such Fiscal Quarter, and for the same period in the prior Fiscal Year, and consolidated statements of earnings and cash flow for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Parent Guarantor as fairly presenting, in all material respects, the financial position, results of operations, and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes, and a management’s discussion and analysis of the financial condition, and results of operations, for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year (it being understood that such information may be furnished in the form of a Form 10–Q);

(b)                as soon as available, and, in any event, within ninety (90) days after the end of each Fiscal Year of the Parent Guarantor, a copy of the annual audit report for such Fiscal Year for the Parent Guarantor and its Subsidiaries, including therein a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent Guarantor and its Subsidiaries for such Fiscal Year, in each case, certified (without any Impermissible Qualification) by Ernst & Young LLP, or another nationally recognized independent public accounting firm, and management’s discussion and analysis of the financial condition, and results of operations, of the Parent Guarantor and its Subsidiaries for such Fiscal Year, as compared to amounts for the previous Fiscal Year (it being understood that such information may be furnished in the form of a Form 10–K) (provided, that, such comparison need not be covered by the certification of the independent public accounting firm referred to above);

(c)                as soon as available, and, in any event, within fifteen (15) Business Days after the end of each Fiscal Month (commencing with the first Fiscal Month ending after the Effectiveness Date), unaudited consolidated management accounts of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Month, which shall be based on the form of those certain monthly management accounts provided to the Administrative Agent prior to the Effectiveness Date, it being understood that such management accounts shall be subject to year-end audit adjustments, quarter-end adjustments (including with respect to the adoption of, or changes in, accounting policies) and the absence of footnotes;

(d)

(i)                 within seven (7) Business Days after the end of each Fiscal Month ending after the Effectiveness Date, a Compliance Certificate certifying, and demonstrating by reasonably detailed calculations attached thereto, compliance with Section 8.08(a) (it being understood and agreed that such calculations shall be based on the Borrower’s treasury system, which is reasonably believed by the Borrower in good faith to be accurate in all material respects);

(ii)                concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate certifying, and demonstrating by reasonably detailed calculations attached thereto, compliance with each of the financial ratios and restrictions contained in the applicable Financial Covenants in effect at such time, and certifying, to the extent that, in making the examination necessary for the signing of such certificate, the Financial Officer executing such Compliance Certificate has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

(e)                promptly upon any written request by the Administrative Agent or any Lender, copies of all material written reports submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Parent Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books of any Loan Party or Subsidiary made by such accountants;

(f)                promptly after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of the Parent Guarantor setting forth details of such Default or Event of Default and the action which the Borrower has taken, and proposes to take, with respect thereto;

(g)                promptly after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Loan Party or Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) the commencement of any litigation, action or proceeding against a Loan Party or Subsidiary that would reasonably be expected to have a Material Adverse Effect, or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, notice thereof;

(h)                promptly upon the occurrence of an ERISA Event which could result in a Lien on the Property of any Loan Party or Subsidiary, or in the incurrence by a Loan Party of any liability, fine or penalty, in each case, which would reasonably be expected to have a Material Adverse Effect, notice thereof;

(i)                 promptly after becoming aware of the occurrence thereof, notice of any other development that would reasonably be expected to have a Material Adverse Effect;

(j)                 promptly after becoming aware thereof, notice of the termination or permanent cessation of the Boeing 737 MAX Program; and

(k)                promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of the Loan Parties and Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 7.01 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (ii) on which they are first available on the SEC’s website on the Internet at https://www.sec.gov; provided, that, the Borrower shall deliver a paper copy of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copy. The Administrative Agent shall have no obligation to request the delivery of, or to maintain paper copies of the documents referred to above, and, in any event, shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that: (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”); and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that: (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first (1st) page thereof; (B) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities Laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (D) the Administrative Agent and the Arranger shall be required to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information”.

Notwithstanding anything to the contrary contained herein, any financial statements, reports, notices or other documents or information required to be delivered pursuant to clause (a), clause (b), clause (c), clause (e), clause (j) or clause (k) of this Section 7.01 that is received by the Administrative Agent pursuant to the Secured Credit Agreement shall be deemed to have been delivered to the Administrative Agent hereunder (for further distribution to each Lender); provided, that, if the Administrative Agent ceases to be a party to the Secured Credit Agreement, the Borrower shall cause all such financial statements, reports, notices and other documents contemplated by this Section 7.01 to be delivered to the Administrative Agent (for further distribution to each Lender) as required pursuant to this Section.

7.02           Compliance with Laws, Etc.

Each Loan Party will, and will cause each of its Subsidiaries to, comply, in all respects, with all applicable laws, rules, regulations and orders, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.03           Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its material Properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.04           Insurance.

Each Loan Party will, and will cause each of its Subsidiaries to maintain, or cause to be maintained, with financially sound and responsible insurance companies, insurance with respect to any of its respective properties that are material to the business of the Loan Parties and Subsidiaries (taken as a whole), against such casualties and contingencies, and of such types and in such amounts with such deductibles, as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, to the extent customary in the case of similar businesses operating in the same or similar locations: (i) physical hazard insurance on an “all risk” basis; (ii) commercial general liability against claims for bodily injury, death or property damage; (iii) business interruption insurance; and (iv) worker’s compensation insurance as may be required by any applicable Laws).

7.05           Books and Records; Visitation Rights.

Each Loan Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect, in all material respects, its business affairs and material transactions, and permit the Administrative Agent or its representatives (who may be accompanied by the representatives of any Lender), upon reasonable prior notice and at reasonable times and intervals, to (i) visit all of its offices, to the extent permitted by applicable Laws and subject to applicable confidentiality requirements, (ii) discuss its financial matters with its executive financial officers and independent public accountant, and (iii) upon the reasonable request of the Administrative Agent or a Lender, examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate or partnership records; provided, that, (a) as long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall bear the expense of not more than one (1) such visit per Fiscal Year for the Administrative Agent and its representatives (which may be accompanied by the representatives of any Lender), (b) any such visits by Lenders shall be coordinated through the Administrative Agent, which shall in turn coordinate any such visits through Responsible Officers of the Borrower, and (c) nothing in this Section 7.05 shall require any Loan Party to disclose, permit the inspection, examination or making of copies of, or taking abstracts from, or discuss, any document, information or other matter (I) that constitutes non-financial trade secrets or non-financial proprietary information of the Loan Parties and Subsidiaries and/or any of its customers and/or suppliers, (II) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Laws, (III) that is subject to attorney-client or similar privilege, or constitutes attorney work product, or (IV) in respect of which any Loan Party or Subsidiary owes confidentiality obligations to any third-party (provided, that, such confidentiality obligations were not entered into in contemplation of the requirements of this Section 7.05).

7.06           Environmental Covenant.

Each Loan Party will, and will cause each of its Subsidiaries to:

(a)             use and operate all of its facilities and properties in compliance with all Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any failure to keep Environmental Permits in effect or noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b)              promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with, or liability under, any Environmental Law which would reasonably be expected to have a Material Adverse Effect, and use its commercially reasonable efforts to promptly commence to cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto; and

(c)              promptly, from time to time, provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.06.

7.07           Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to, do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than in respect of the legal existence of the Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, that, nothing in this Section 7.07 shall prohibit any merger or consolidation, liquidation, dissolution or sale or other disposition permitted under Section 8.03 or Section 8.05.

7.08           Use of Proceeds.

The Borrower covenants and agrees that the proceeds of Loans will be used for lawful general corporate purposes.

7.09           Payment of Taxes.

Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge all federal and other Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Loan Party or Subsidiary, or cause a failure or forfeiture of title thereto; provided, that, neither any Loan Party nor any Subsidiary shall be required to pay or discharge any such Tax, assessment, charge, levy or claim (a) that is being contested in good faith and by proper proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP, or (b) if failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.10           KYC Information

Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.

7.11           [Reserved].

7.12           Additional Guarantors.

Solely at all times during the SAG Period, the Loan Parties shall, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary), cause such Person to: (a) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement; and (b) deliver to the Administrative Agent such Organizational Documents, resolutions and customary opinions of counsel relating to such Guarantor substantially consistent with those delivered with respect to the Guarantors on the Effectiveness Date or otherwise reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document: (i) if, at any time, any Subsidiary (other than an Excluded Subsidiary described in clauses (b) or (e) of the definition thereof) provides a guaranty with respect to any Material Indebtedness of any Loan Party or any Domestic Subsidiary (other than any FSHCO) (including, without limitation, any Material Indebtedness incurred pursuant to Section 8.02(b)(vi), the 2021 / 2023 / 2028 Notes and the 2026 Notes), within thirty (30) days (or such later date as the Administrative Agent may agree to in its sole discretion) of the provision of such guaranty, cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement, and (B) deliver to the Administrative Agent such applicable documents of the type referred to in clause (b) above; and (ii) notwithstanding anything to the contrary herein or in any other Loan Document, any Subsidiary that is or becomes a Guarantor shall remain a Guarantor at all times during the SAG Period, unless released in accordance with the terms of this Agreement in the circumstances described in Section 10.10(a).

ARTICLE VIII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable), each Loan Party hereby covenants and agrees with the Lenders that, from and after the Effectiveness Date:

8.01           Liens.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or permit to exist any Lien on any Property (including any income or revenues (including accounts receivable)) now owned or hereafter acquired by it or them, except the following (herein collectively referred to as “Permitted Liens”):

(a)                Liens in favor of: (i) the Secured Credit Facility Collateral Agent pursuant to the Collateral Documents (as defined in the Secured Credit Agreement); or (ii) the Administrative Agent (as defined in the Secured Credit Agreement) in connection with the provision of Cash Collateral (as defined in the Secured Credit Agreement) under the Secured Credit Agreement;

(b)                landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case, incurred in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;

(c)                Liens existing on the Effectiveness Date and set forth on Schedule 8.01(c), and any Permitted Lien Renewals thereof, provided, that: (i) no additional Property is covered thereby; (ii) no Liens incurred in connection with Capital Lease Obligations shall be set forth on Schedule 8.01(c), except for those certain Liens (and any Permitted Lien Renewals thereof) incurred in connection with Capital Lease Obligations that were set forth on Schedule 8.01(c) to the Secured Credit Agreement as in effect immediately prior to the First Amendment Effectiveness Date (as defined in the Secured Credit Agreement); and (iii) the amount secured or benefited thereby is not increased (except, in connection with any refinancing, refunding, renewal or extension thereof, by an amount equal to accrued interest, premiums paid in connection with such refinancing, refunding, renewal, replacement or extension, as applicable, and fees and expenses incurred in connection therewith);

(d)                Liens for taxes, assessments or governmental charges or claims, or other like statutory Liens that do not secure Indebtedness for borrowed money, and that (i) are not yet delinquent, or (ii) are being contested in good faith by appropriate proceedings promptly instituted and properly pursued; provided, that, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(e)               Liens in the form of zoning restrictions, easements, rights of way, licenses, reservations, covenants, conditions or other restrictions on the use of Real Property, or other minor irregularities in title (including leasehold title), that do not: (i) secure Indebtedness; or (ii) materially interfere with the business of the Loan Parties and Subsidiaries, taken as a whole;

(f)                Liens not for borrowed money in the form of pledges or deposits securing bids, tenders, performance, payment of insurance premiums, statutory obligations, surety bonds, appeal bonds, leases to which the Borrower or any of its Subsidiaries is a party, and other obligations of a like nature, in each case, made in the ordinary course of business;

(g)               Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default under this Agreement;

(h)               Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Subsidiaries, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Loan Parties and Subsidiaries, taken as a whole;

(i)                 Liens on fixtures or personal Property held by, or granted to, landlords pursuant to leases;

(j)                 Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent of a Permitted Acquisition otherwise permitted hereunder;

(k)                Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(l)                 any zoning or similar Law or right reserved to, or vested in, any governmental office or agency to control or regulate the use of any Real Property;

(m)              bankers’ Liens, rights of setoff, and similar Liens existing solely with respect to cash and Permitted Investments on deposit in one (1) or more accounts maintained by any Loan Party or Subsidiary, in each case, granted in the ordinary course of business in favor of the bank(s) with which such account(s) are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements;

(n)                Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)                pledges or deposits in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA;

(p)                Liens with respect to unearned premiums of prepaid insurance incurred pursuant to Section 8.02(b)(xi);

(q)                Liens on Property acquired after the Effectiveness Date (i) existing on Property of a Person at the time of its consolidation with, or merger into, the Borrower, or any of its Subsidiaries, permitted under this Agreement, or at the time such Person becomes a Subsidiary, or (ii) existing on any Property acquired by the Borrower, or any of its Subsidiaries, at the time such Property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed, and any Permitted Lien Renewals thereof); provided, that, in each such case, (A) such Liens were not incurred in connection with, or in contemplation of, such consolidation or merger, such Person’s becoming a Subsidiary, or such acquisition of Property, (B) such Liens shall extend solely to the Property so acquired, or, in the case of an Acquisition of a Subsidiary, the Property of such Subsidiary, and, in each case, proceeds thereof and improvements thereon, (C) the amount of obligations secured or benefitted thereby is not increased (including pursuant to any Permitted Lien Renewals thereof), except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such Permitted Lien Renewals, and by an amount equal to any existing commitments unutilized thereunder, and (D) in the case of any such Permitted Lien Renewals, the terms of such Permitted Lien Renewals relating to the Liens on such Property are on then-current market terms, or are substantially the same as those immediately prior to such Permitted Lien Renewals;

(r)                Liens representing the right of commercial or government (including defense) customers to acquire certain Property from the Borrower or any of its Subsidiaries, and set-off rights under commercial or defense customer agreements with the Borrower entered into in the ordinary course of business;

(s)                licenses, sublicenses, covenants not to sue and similar rights granted with respect to intellectual property in the ordinary course of business, or granted in the applicable Loan Party’s or Subsidiary’s reasonable judgment.

(t)                 (i) solely at all times during the SAG Period, Liens securing Indebtedness permitted pursuant to Section 8.02(b)(vi); and (ii) solely at all times that are not during the SAG Period, Liens securing Capital Lease Obligations in an aggregate principal amount not to exceed Three-Hundred Million Dollars ($300,000,000) at any one time outstanding;

(u)               Liens in respect of: (i) obligations under Permitted Incentive Programs (excluding Qualifying IRB Financings) in an aggregate principal amount not to exceed One-Hundred Million Dollars ($100,000,000) at any one time outstanding; and (ii) Qualifying IRB Financings;

(v)                Liens arising from sales, transfers, or other dispositions of accounts receivable to the extent permitted by Section 8.03;

(w)              customary Liens arising under Treasury Management Agreements and Swap Contracts;

(x)                Liens on any Property acquired, constructed or improved by the Borrower or any Subsidiary, which are created or incurred within one hundred eighty (180) days of such acquisition, construction or improvement, to secure, or provide for, the payment of purchase price of such Property, or the cost of such construction or improvement, including carrying costs (but no other amounts); provided, that, any such Lien shall not apply to any other Property of the Borrower or any Subsidiary (other than after acquired title in or on such Property and proceeds of the existing collateral in accordance with the instrument creating such Lien);

(y)                Liens on the Property of any Subsidiary securing Indebtedness or other obligations owing to any Loan Party;

(z)                Liens in the nature of any interest or title of a lessor or sublessor under any lease permitted under this Agreement;

(aa)              purported Liens evidenced by the filing of precautionary UCC financing statements;

(bb)             solely at all times during the CSAG Period, Liens on any Mortgaged Property (as defined in the Secured Credit Agreement) identified in the applicable ALTA title policy received by the Secured Credit Facility Collateral Agent relating to such Real Property and accepted by the Secured Credit Facility Collateral Agent;

(cc)              solely at all times during the CSAG Period, Liens granted for the benefit of the 2026 Noteholders on the Secured Credit Facility Collateral;

(dd)             solely at all times during the SAG Period: (i) Liens securing Indebtedness permitted pursuant to Section 8.02(b)(xiii); and (ii) Liens securing Indebtedness or other obligations in an aggregate amount that does not exceed Seventy-Five Million Dollars ($75,000,000);

(ee)              Liens arising out of, or incurred with respect to, obligations assumed in connection with the Impending Acquisitions in an aggregate amount not to exceed Three-Hundred Million Dollars ($300,000,000); and

(ff)                solely at all times that are not during the SAG Period, other Liens securing any Indebtedness or other obligations of the Borrower and its Subsidiaries, provided, that, the aggregate principal amount of Indebtedness or other obligations secured by such Liens (or, with respect to such other obligations, if less, the value of the Property subject to such Liens), together with the amount of any Priority Debt outstanding pursuant to Section 8.02, does not exceed fifteen percent (15.0%) of Consolidated Total Assets.

For purposes of determining compliance at any time with this Section 8.01, in the event that any Lien meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of this Section 8.01, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one (1) or more clauses of this Section 8.01 and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

8.02           Indebtedness.

Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or permit to exist (including by way of a Guarantee):

(a)              solely at all times that are not during the SAG Period, any Priority Debt, except Priority Debt in an aggregate principal amount at any one time outstanding not to exceed fifteen percent (15.0%) of Consolidated Total Assets; and

(b)              solely at all times during the SAG Period, any Indebtedness, except:

(i)                 Indebtedness incurred and outstanding under the Loan Documents;

(ii)                Indebtedness to remain outstanding after the Effectiveness Date as set forth on Schedule 8.02, including, without limitation, the outstanding principal amount of the 2021 / 2023 / 2028 Notes and the 2026 Notes as of the Effectiveness Date, and, in each such case, any Permitted Refinancings thereof; provided, that, no Capital Lease Obligations shall be set forth on Schedule 8.02, except for Capital Lease Obligations (and any Permitted Refinancings thereof) that were incurred in connection with those certain Liens that were set forth on Schedule 8.01(c) to the Secured Credit Agreement as in effect immediately prior to the First Amendment Effectiveness Date (as defined in the Secured Credit Agreement) and Permitted Refinancings thereof;

(iii)                Indebtedness of any Loan Party or Subsidiary to any other Loan Party or Subsidiary;

(iv)              Guarantees by Parent Guarantor or any of its Subsidiaries of: (A) Indebtedness of Parent Guarantor or any of its Subsidiaries, in each case, to the extent that such Indebtedness was permitted to be incurred hereunder, and, (I) if such Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is subordinated in right of payment to the Obligations on the same or similar terms, and (II) if such Guarantee is made by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party, such Guarantee is permitted under Section 8.04; or (B) any lease of Parent Guarantor or any of its Subsidiaries that does not constitute Indebtedness hereunder;

(v)               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(vi)              (A) Capital Lease Obligations, and (B) Indebtedness incurred with respect to the acquisition, constructions, installation, repair, replacement, improvement or removal of fixed or capital assets and purchase money Indebtedness (provided, that, such Indebtedness incurred under this clause (b)(vi)(B) is incurred prior to or within one-hundred twenty (120) days after such acquisition, or the completion of such construction or improvement); provided, that, the aggregate principal amount of Indebtedness permitted by this clause (b)(vi) shall not exceed Three-Hundred Million Dollars ($300,000,000) at any one time outstanding;

(vii)              Swap Contracts entered into not for speculative purposes;

(viii)             Indebtedness owed to any Person providing worker’s compensation, health, disability, or other employee benefits or property, casualty, or liability insurance to any Loan Party or Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(ix)               Indebtedness of any Loan Party or Subsidiary in respect of performance bonds, bid bonds, completion guarantees, appeal bonds, surety bonds, bankers’ acceptances, and similar obligations and trade-related letters of credit, in each case, provided by the Loan Parties or Subsidiaries in the ordinary course of business and not in connection with indebtedness for borrowed money, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x)                Indebtedness arising from agreements of any Loan Party or Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, Property, or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all, or any portion, of such business, Property, or a Subsidiary for the purpose of financing such Acquisition;

(xi)                Prepaid insurance in an amount not to exceed Fifteen Million Dollars ($15,000,000) at any time outstanding;

(xii)               Indebtedness incurred in connection with a Permitted Incentive Program or Qualifying IRB Financing;

(xiii)             Indebtedness assumed in connection with any: (A) Impending Acquisition; or (B) Permitted Acquisition, provided, that, such Indebtedness is not incurred in contemplation of such Permitted Acquisition, so long as, in the case of this clause (b)(xiii)(B), (I) no Default or Event of Default then exists or would result therefrom, and (II) the Loan Parties and Subsidiaries are in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, and any Permitted Refinancing thereof;

(xiv)              unsecured Indebtedness of any Loan Party or Subsidiary, which may be senior or subordinated, provided, that: (A) no Default or Event of Default exists at the time of, or immediately after giving effect to, the incurrence of such Indebtedness; (B) such Indebtedness has no mandatory redemption, conversion, or principal repayment or mandatory prepayment requirement (in each case payable in cash) prior to the date that is ninety-one (91) days after the Maturity Date, except for customary principal redemption or mandatory prepayment terms for Indebtedness of this type with regard to asset sales, changes of control, and incurrence of Indebtedness; and (C) as of the date of incurrence of any such Indebtedness, the Loan Parties shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness (and the application of proceed therefrom), and any Permitted Refinancing thereof;

(xv)               Indebtedness incurred under the Secured Credit Agreement up to the amount outstanding as of the Effectiveness Date;

(xvi)            Indebtedness under the North Hangar Lease; provided, that, such Indebtedness shall be limited to the amount of such Indebtedness that is in existence as of the Effectiveness Date, and increases in such Indebtedness after the Effectiveness Date in an amount not to exceed Fifteen Million Dollars ($15,000,000);

(xvii)             upon a Discontinuance Event, Indebtedness in an amount equal to the lesser of: (A) the aggregate amount of Advance Payments made by the applicable customer under the applicable contract, less the sum of (I) the aggregate amount of Advance Payments under the applicable contract theretofore repaid to the applicable customer or otherwise satisfied or forgiven, plus (II) any Advance Payments that are not required to be repaid under the applicable contract as a result of such Discontinuance Event, and (B) the amount agreed in writing between the Parent Guarantor or the applicable Subsidiary, on one hand, and the applicable customer, on the other hand, in settlement of any repayment obligations owing to the applicable customer in respect of Advance Payments under the applicable contract as a result of such Discontinuance Event;

(xviii)            unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business and not in connection with the borrowing of money or any Swap Contracts;

(xix)              Indebtedness of the Parent Guarantor and its Subsidiaries incurred under cash management and/or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card services) extended by one or more financial institutions and established for the Parent Guarantor and its Subsidiaries’ ordinary course of operations;

(xx)               other Indebtedness, in an aggregate outstanding principal amount not to exceed Seventy-Five Million Dollars ($75,000,000);

(xxi)              Indebtedness incurred by any Foreign Subsidiary which is Non-Recourse Debt; provided, that all such Indebtedness incurred pursuant to this clause (b)(xxi) shall not exceed Ten Million Dollars ($10,000,000);

(xxii)             loans or cash advances from customers in an aggregate amount not to exceed Two Hundred Million Dollars ($200,000,000); and

(xxiii)            all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations permitted under this Section 8.02.

For purposes of determining compliance at any time during the SAG Period with this Section 8.02, in the event that any Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of this Section 8.02, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one (1) or more clauses of this Section 8.02 and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

8.03           Fundamental Changes; Line of Business.

(a)              Solely at all times during the SAG Period, each Loan Party will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, merge into, or consolidate with, any other Person, or permit any other Person to merge into, or consolidate with, it or them, or otherwise liquidate or dissolve, provided, that: (i) if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (A) any Wholly Owned Subsidiary of the Borrower may merge with, or consolidate into, the Borrower in a transaction in which the Borrower is the surviving Person, (B) any Wholly Owned Subsidiary of the Borrower that is (I) not a Loan Party may merge with, or consolidate into, any other Wholly Owned Subsidiary of the Borrower, and (II) a Loan Party may merge with, or consolidate into, any other Wholly Owned Subsidiary of the Borrower in a transaction in which the surviving Person is a Loan Party, (C) Permitted Acquisitions may be consummated through merger or consolidation, so long as the surviving Person is the Borrower (in the case of an Acquisition by, or merger or consolidation with, the Borrower) or a Guarantor (in the case of an Acquisition by, or merger or consolidation, with a Guarantor), and (D) any merger with, or consolidation into, a Person in connection with any Asset Sale permitted by Section 8.05; and (ii) in connection with any merger or consolidation referred to in clause (a)(i) above, each Loan Party will, and will cause each of its respective Subsidiaries that are Loan Parties to comply with the provisions of Section 7.12 on the terms set forth therein and to the extent applicable.

(b)              Solely at all times that are not during the SAG Period, each Loan Party will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, merge into, or consolidated with, any other Person, or permit any other Person to merge into, or consolidate with, it or them, or otherwise liquidate or dissolve, provided, that: (i) if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (A) any Subsidiary may merge with, or consolidate into, any Loan Party in a transaction in which a Loan Party is the surviving Person, provided, that, in a transaction in which the Borrower and a Guarantor are merged, (I) the Borrower shall be the surviving Person, or (II) such Guarantor shall assume the obligations of, and shall become, the Borrower hereunder (subject to receipt of all reasonably requested documentation and other information in connection with applicable “know your customer” and anti-money laundering Laws, including, without limitation, the Act, and the Beneficial Ownership Regulation), and (B) any Subsidiary of the Borrower may merge with, or consolidate into, any other Subsidiary of the Borrower; (ii) Permitted Acquisitions may be consummated through merger or consolidation, provided, that, in the case of a merger or consolidation involving the Borrower, the surviving Person is the Borrower; and (iii) any merger or consolidation of a Person in connection with any Asset Sale permitted by Section 8.05.

(c)              Notwithstanding anything to the contrary in this Section 8.03, and subject to compliance with the provisions of Section 8.04 and, to the extent applicable, Section 8.06: (i) any Subsidiary may dispose of any or all of its Property (upon voluntary liquidation or otherwise) to any Loan Party; and (ii) any Subsidiary of the Borrower may liquidate or dissolve, and distribute its Property ratably to its shareholders.

(d)              The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effectiveness Date and businesses similar, complementary, or reasonably related thereto and reasonable extensions thereof, including, without limitation, the modification, maintenance, repair and overhaul businesses and the direct marketing and sale of spare parts and units.

(e)              Each Loan Party will not, and will not permit any of its Subsidiaries to sell, transfer, lease, or otherwise dispose (or permit the sale, transfer, lease, or other disposal) of (whether in one (1) transaction, or in a series of transactions) any of its Property, if such Property would, in the aggregate, otherwise constitute all, or substantially all, of the Property of the Loan Parties and Subsidiaries (taken as a whole) (whether now owned or hereafter acquired), to, or in favor of, any Person (other than to any Loan Party or, solely at all times that are not during the SAG Period, any Wholly Owned Subsidiary).

8.04           Investments, Loans, Advances, Guarantees and Acquisitions.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary of the Borrower prior to such merger) any Equity Interests in, or evidences of, Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment in, any other Person, or provide other credit support for any Person or purchase, or otherwise acquire (in one (1) transaction or a series of transactions) any Property of any other Person constituting a business unit (each of the foregoing, an “Investment”; and collectively, “Investments”), except:

(a)                Permitted Investments;

(b)                Investments: (i) by a Loan Party or Subsidiary in a Subsidiary that are in existence as of the Effectiveness Date; and (ii) existing on the Effectiveness Date (or, in respect of which a binding commitment to make such Investment existed on the Effectiveness Date) and set forth on Schedule 8.04;

(c)                Investments: (i) by any Loan Party or Subsidiary in any Loan Party; (ii) by any Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party; (iii) solely at all times during the SAG Period, by any Loan Party in any Subsidiary that is not a Loan Party, provided, that, except for Investments made in connection with the Impending Acquisitions (including in connection with any reorganization transactions prior to or following an Impending Acquisition to facilitate the consummation of such Impending Acquisition or the integration of the target of such Impending Acquisition) or Indebtedness permitted under Section 8.02, all Investments made pursuant to this clause (c)(iii) at any time during the SAG Period shall not exceed Seventy-Five Million Dollars ($75,000,000) in the aggregate in each Fiscal Year; and (iv) solely at a time that is not during the SAG Period, by any Loan Party or Subsidiary in any Subsidiary;

(d)                Investments constituting Indebtedness of the Loan Parties and Subsidiaries that is not prohibited by Section 8.02;

(e)                Guarantees constituting Indebtedness of the Loan Parties and Subsidiaries that is not prohibited by Section 8.02;

(f)                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;

(g)               loans and advances to employees, officers and directors of any Loan Party or Subsidiary in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed Ten Million Dollars ($10,000,000) in the aggregate at any time outstanding;

(h)                loans and advances to employees, officers and directors of any Loan Party or Subsidiary to the extent used to acquire Equity Interests of the Parent Guarantor;

(i)                Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(j)                 Investments that are Permitted Acquisitions (including, without limitation, the Impending Acquisitions);

(k)                Investments in respect of obligations under Permitted Incentive Programs;

(l)                 Investments made in connection with the North Hangar Lease;

(m)              Investments in either China JV in an aggregate amount not to exceed the aggregate amount received by Spirit AeroSystems International Holdings, Inc. from such China JV;

(n)                Investments in the China JVs in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000); and

(o)                other Investments, provided, that: (i) solely at all times during the SAG Period, no Default or Event of Default shall exist at the time of, or immediately after giving effect to, any such Investment; (ii) the Loan Parties and Subsidiaries shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Investment; and (iii) all Investments made pursuant to this clause (o), solely at all times during the SAG Period, shall not exceed One Hundred Million Dollars ($100,000,000) in the aggregate in each Fiscal Year.

For purposes of this Section 8.04, in the event that an Investment is listed on Schedule 8.04 and meets the criteria of more than one (1) of the other categories of Investments permitted under this Section 8.04, such Investment as listed on Schedule 8.04 shall not be included in determining compliance with the other categories of permitted Investments listed above. For purposes of determining compliance at any time with this Section 8.04, in the event that any Investment meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of this Section 8.04, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one (1) or more clauses of this Section 8.04 and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

8.05           Asset Sales.

Solely at all times during the SAG Period, each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, transfer, lease, or otherwise dispose (or permit the sale, transfer, lease, or other disposal) of any Property, including any Equity Interests owned by them, and each Loan Party will not permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interests in such Subsidiary, except:

(a)               sales of inventory or used, surplus, obsolete, outdated, inefficient, or worn out equipment and other Property in the ordinary course of business;

(b)                sales, transfers and dispositions to any Loan Party; provided, that, in connection with the foregoing, such Loan Party will comply with the provisions of Section 7.12 on the terms set forth therein and to the extent applicable;

(c)                the lease or sublease of Real Property or personal Property in the ordinary course of business and not constituting a sale and leaseback transaction;

(d)                sales of Permitted Investments;

(e)                Liens permitted by Section 8.01 and the making of Investments permitted under Section 8.04 and Restricted Payments permitted under Section 8.06;

(f)                 sales, transfers and other dispositions of Property by any Loan Party or Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party; provided that, in the case of any sale, transfer or disposition by a Loan Party to a Subsidiary that is not a Loan Party, such sale, transfer or disposition shall be (i) for fair value (as reasonably determined by the Loan Parties), or (ii) subject to limitations on Investments in Section 8.04, an Investment;

(g)                licenses, sublicenses, covenants not to sue and similar rights granted with respect to intellectual property in the ordinary course of business or granted in the applicable Loan Party’s or Subsidiary’s reasonable judgment;

(h)                the abandonment or cancellation of intellectual property that is, in the applicable Loan Party’s or Subsidiary’s reasonable judgment, not material to, or no longer used or useful in any material respect in, the business of the Loan Parties and Subsidiaries (taken as a whole), or otherwise to the extent such abandonment or cancellation is done in the applicable Loan Party’s or Subsidiary’s reasonable judgment;

(i)                 sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(j)                 sales of Property in connection with factoring agreements or arrangements in the ordinary course of business, including to: (i) Citibank, N.A. under that certain Supplier Agreement, dated as of October 1, 2017, by and among the Borrower and Citibank, N.A. (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time); and (ii) Taulia Inc. under the Taulia Business Exchange Hosted Service Terms and Conditions by and between Spirit AeroSystems (Europe) Limited and Taulia Inc. (as amended, restated, amended and restated, supplemented, and/or otherwise modified in writing from time to time);

(k)                issuances of Equity Interests in a Subsidiary to a Loan Party or a Subsidiary;

(l)                 sales, transfers and/or other dispositions of property by one or more Loan Parties in connection with the incurrence of any Qualifying IRB Financing or other Permitted Incentive Program;

(m)               to the extent that (i) the relevant Property is exchanged for credit against the purchase price of similar replacement Property, or (ii) the proceeds of the relevant Asset Sale are promptly applied to the purchase price of such replacement Property, so long as the exchange or Asset Sale is made for fair value and on an arm’s length basis for like Property;

(n)                dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)                (i) termination of leases in the ordinary course of business; (ii) the expiration of any option agreement in respect of Real Property or personal Property; and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(p)                transfers of Property subject to casualty, eminent domain or condemnation proceedings (including in lieu thereof);

(q)               the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of equipment, inventory or other assets (including leasehold interests in Real Property) with respect to facilities that are temporarily not in use, held for sale or closed; provided, that, the Borrower shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Asset Sale and to the application of proceeds thereof;

(r)                sales of non-core personal Property acquired in connection with an Acquisition permitted hereunder and sales of Real Property acquired in an Acquisition permitted hereunder, which, within sixty (60) days of the date of the Acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Parent Guarantor or any of its Subsidiaries or any of their respective businesses;

(s)                terminations of Swap Contracts;

(t)                sales, transfers or other dispositions to customers pursuant to customer contracts (including to Boeing pursuant to any Boeing Agreement); provided, that, the Borrower shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Asset Sale and to the application of proceeds thereof; and

(u)               sales, transfers, and dispositions of Property (other than Equity Interests of a Subsidiary of the Borrower, unless, after giving effect to such sale, transfer, or disposition, such Subsidiary no longer constitutes a Subsidiary of the Borrower, and the Borrower is permitted to make an Investment under Section 8.04 in an amount equal to the Equity Interests retained by the Borrower, or any of its Subsidiaries, in such Person) for fair value (as determined by the Borrower in good faith) and for at least seventy-five percent (75.0%) cash and Permitted Investments; provided, that, (i) the Borrower shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Asset Sale and to the application of proceeds thereof, and (ii) the aggregate fair market value of all Property sold, transferred, or otherwise disposed of in reliance upon this clause (u) shall not, in the aggregate, exceed One Hundred Million Dollars ($100,000,000) during any Fiscal Year.

8.06           Restricted Payments.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)              any Subsidiary may declare and pay dividends to the Parent Guarantor or any other Subsidiary that is a holder of such Subsidiary’s Equity Interests, and ratably (or less than ratably) to any other holders of such Subsidiary’s Equity Interests, with respect to their Equity Interests;

(b)              the Parent Guarantor may pay dividends consisting solely of shares of its common Equity Interests or additional shares of the same class of shares as the dividend being paid and that do not constitute Disqualified Capital Stock;

(c)              cashless exercises of options and warrants;

(d)             the payment of any dividend by the Parent Guarantor within ninety (90) days after declaration thereof, if, at the time of such declaration, such payment was permitted by this Section 8.06;

(e)              solely at all times during the SAG Period, so long as (i) no Default or Event of Default shall exist at the time of, or immediately after giving effect to, such Restricted Payment, and (ii) the Loan Parties and Subsidiaries shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis after giving effect to such Restricted Payment, the Parent Guarantor may declare and pay cash dividends that have been approved by the Board of Directors to the holders of its Equity Interests (or incur an obligation to do the same, it being understood that the actual declaration or payment remains subject to the satisfaction of this clause (e)), provided, that, all such dividends declared or paid pursuant to this clause (e), together with all dividends declared or paid pursuant to clause (f) below, do not exceed Fifty-Two Million Dollars ($52,000,000) in any Fiscal Year;

(f)               solely at all times during the SAG Period, the Parent Guarantor may declare and pay cash dividends that have been approved by the Board of Directors to the holders of its Equity Interests in an aggregate amount in any Fiscal Quarter not to exceed one (1) cent ($0.01) per share of common stock outstanding; and

(g)             solely at all times that are not during the SAG Period, so long as (i) no Default or Event of Default shall exist at the time of, or immediately after giving effect to, such Restricted Payment, and (ii) the Loan Parties and Subsidiaries shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis after giving effect to such Restricted Payment, the Parent Guarantor may repurchase, redeem or otherwise acquire its Equity Interests, and/or declare and pay cash dividends to, the holders of its Equity Interests (or incur an obligation to do the same, it being understood that the actual repurchase, redemption or other acquisition or declaration or payment remains subject to the satisfaction of this clause (g)).

8.07           Transactions with Affiliates.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transaction involving aggregate consideration for such transaction in excess of Twenty-Five Million Dollars ($25,000,000) with, any of their Affiliates (each, an “Affiliate Transaction”), unless such transaction is at prices and on terms and conditions, taken as a whole, not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third-parties, except:

(a)              transactions between or among: (i) solely at all times during the SAG Period, (A) any Loan Party and any other Loan Party, (B) Subsidiaries that are not Loan Parties, and (C) any Loan Party or Subsidiary and any other Loan Party or Subsidiary in connection with any reorganization transactions prior to or following an Impending Acquisition to facilitate the consummation of such Impending Acquisition or the integration of the target of such Impending Acquisition; and (ii) solely at all times that are not during the SAG Period, any Loan Party or Subsidiary and any other Loan Party or Subsidiary;

(b)              any Restricted Payment permitted by Section 8.06 and any transaction permitted by Section 8.03, Section 8.04 or Section 8.05(k);

(c)              fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of any Loan Party or Subsidiary in the ordinary course of business;

(d)             the issuance or sale of any Equity Interests of the Parent Guarantor (and the exercise of any options, warrants or other rights to acquire Equity Interests of the Parent Guarantor);

(e)              transactions in connection with Permitted Incentive Programs and the consummation of other transactions incidental or related thereto; and

(f)              transactions to the extent required under any Organizational Document of any China JV and/or other documentation governing any China JV entered into by the Parent Guarantor or any of its Subsidiaries, as such documentation is in effect on the Effectiveness Date, as amended or otherwise modified from time to time in a manner not materially adverse to the Lenders.

8.08           Financial Covenants.

(a)              Liquidity. Commencing with the first (1st) Fiscal Month ending after the Effectiveness Date, the Parent Guarantor and its Subsidiaries, on a consolidated basis, shall, measured as of the last day of each such Fiscal Month, have, at least One Billion Dollars ($1,000,000,000) of Liquidity.

(b)              Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio: (i) as of the last day of the first (1st) Fiscal Quarter of 2020, to be less than 4.00:1.00; and (ii) as of the last day of the second (2nd) Fiscal Quarter of 2020, to be less than 3.75:1.00.

(c)              Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio: (i) as of the last day of the first (1st) Fiscal Quarter of 2020, to be greater than 3.00:1.00; and (ii) as of the last day of the second (2nd) Fiscal Quarter of 2020, to be greater than 4.25:1.00.

8.09           Fiscal Year.

No Loan Party shall change its Fiscal Year-end; provided, that, the Loan Parties may, upon written notice to the Administrative Agent, change their Fiscal Year-end, in which case, (a) the Loan Parties and the Administrative Agent shall, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year-end, and (b) upon request by the Administrative Agent, the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement, or as requested hereunder, setting forth a reconciliation between calculations of any ratio or other requirement made before and after giving effect to such change in Fiscal Year-end.

8.10           Sanctions and Anti-Money Laundering Laws.

(a)             The Borrower shall not directly or, to the knowledge of any Loan Party, indirectly use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other individual or entity, to fund any activities of, or business with, any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or, to the knowledge of any Loan Party, in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

(b)             No Loan Party or Subsidiary: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”); (ii) has been assessed civil penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Parent Guarantor has taken reasonable measures appropriate to the circumstances (in any event, as required by applicable Law), designed to ensure that each Loan Party and each Subsidiary is, and will continue to be, in compliance with all applicable current and future Anti-Money Laundering Laws.

(c)              Each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), in each case of the foregoing clauses (c)(i) and (c)(ii), to the extent that the aforementioned acts are applicable to the Loan Parties and Subsidiaries.

8.11           Anti-Corruption Laws.

The Borrower shall not directly, or, to the knowledge of any Loan Party, indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions applicable to the Borrower from time to time.

8.12           Use of Proceeds.

The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, to: purchase or carry margin stock (within the meaning of Regulation U), or extend credit to others for the purpose of purchasing or carrying margin stock, or refund indebtedness originally incurred for such purpose.

8.13           Sale and Leaseback Transactions.

Solely at all times during the SAG Period, each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property being sold or transferred (any such transaction, a “Sale and Leaseback Transaction”), unless: (i) the sale of such Property is permitted by Section 8.05; and (ii) any Liens arising in connection with its use of such Property are permitted by Section 8.01.

8.14           Restrictive Agreements.

Solely at all times during the SAG Period, each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur, or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes any condition upon (A) the ability of any Loan Party or Subsidiary to create, incur, or permit to exist any Lien upon any of its Property or revenue, or (B) the ability of any Loan Party or Subsidiary other than the Parent Guarantor to pay dividends or other distributions with respect to any of its Equity Interests, or to make or repay loans or advances to any Loan Party or Subsidiary other than the Parent Guarantor, or to Guarantee Indebtedness of any Loan Party or Subsidiary other than the Parent Guarantor, or to transfer Property to any Loan Party or Subsidiary other than the Parent Guarantor; provided, that, the foregoing shall not apply to:

(a)              conditions imposed by applicable Laws or by any Loan Document;

(b)              with respect to clause (A) in the introductory paragraph above only: (i) Property encumbered by Permitted Liens, so long as such restriction applies only to the Property encumbered by such Permitted Lien; (ii) customary provisions in leases and contracts in the ordinary course of business between the Loan Parties and Subsidiaries and their customers and other contracts restricting the assignment thereof; and (iii) restrictions existing under the Boeing Agreements;

(c)              restrictions and conditions existing on the Effectiveness Date not otherwise excepted from this Section 8.14, including any amendment or modification that does not expand the scope of any such restriction or condition in any material respect after the Effectiveness Date (as conclusively determined in good faith by the Borrower);

(d)              any agreement in effect at the time any Person becomes a Subsidiary; provided, that, such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(e)              customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the Property of a Subsidiary) pending such sale; provided, that, such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose Property is to be sold) and such sale is permitted hereunder;

(f)               restrictions and conditions: (i) pursuant to documentation governing Indebtedness incurred in compliance with Section 8.02 on terms that are consistent with, or not materially more restrictive, taken as a whole, than, the restrictions set forth herein or otherwise consistent with market terms at the time such Indebtedness is incurred (as conclusively determined in good faith by the Borrower); or (ii) pursuant to the Secured Credit Agreement;

(g)              customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders’ agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited under this Agreement;

(h)              customary provisions in purchase money obligations for Property acquired in the ordinary course of business, Capital Lease Obligations, industrial revenue bonds or operating leases that impose encumbrances or restrictions on the Property so acquired or covered thereby, and restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business; provided that, such provisions apply only to the Person (and the Equity Interests in such Person) that is the subject thereof;

(i)               customary provisions contained in leases or licenses of intellectual property rights and other similar agreements entered into in the ordinary course of business; and

(j)               restrictions and conditions pursuant to documentation governing any Permitted Incentive Program.

8.15           Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness.

Solely at all times during the SAG Period (or, solely with respect to clause (c) below, at any time), each Loan Party will not, and will not permit any of its Subsidiaries to:

(a)                directly or indirectly, amend or otherwise change, cancel, terminate, or waive the terms of any Organizational Document of any such Person (except for amendments to any Organizational Documents to provide for new classes of Equity Interests in such Person), in a manner materially adverse to the Lenders;

(b)                make (or give any notice or offer in respect of) any principal repayment or redemption, mandatory or voluntary prepayment, or acquisition for value, of (including, without limitation, by way of depositing, with any trustee with respect thereto, money or securities before such Indebtedness is due, for the purpose of paying such Indebtedness when due), or exchange of principal of any obligation under (i) any Indebtedness incurred pursuant to Section 8.02(b)(xiv), (ii) any Indebtedness issued pursuant to the 2021 / 2023 / 2028 Notes Indenture or the 2026 Notes Indenture, or (iii) any other unsecured Material Indebtedness or any other Material Indebtedness that is expressly subordinated to the Obligations (in each case of this clause (b)(iii), other than any (x) Swap Obligations, and (y) Specified Customer Loans and Advances), other than, in each case of the foregoing clauses (b)(i) through (b)(iii): (A) pursuant to a Permitted Refinancing thereof with the proceeds of any Indebtedness permitted hereunder; (B) customary mandatory prepayments or mandatory redemptions relating to asset sales, changes of control, or incurrence of third-party Indebtedness required pursuant to the terms of such Indebtedness; and (C) voluntary prepayments or voluntary redemptions of such Indebtedness, provided, that, in the case of this clause (b)(C), (I) no Default or Event of Default shall exist at the time thereof, or immediately after giving effect thereto, (II) the Senior Secured Leverage Ratio shall be at least 0.50:1.00 (a “half turn”) less than the Senior Secured Leverage Ratio required for the last ended Test Period, measured on a Pro Forma Basis after giving effect thereto, and (III) the Loan Parties and Subsidiaries shall otherwise be in compliance with all applicable Financial Covenants in effect at such time, measured on a Pro Forma Basis after giving effect thereto; or

(c)                at any time that there are any Loans outstanding, make any voluntary prepayment of the Obligations (as defined in the Secured Credit Agreement) or any other Indebtedness for borrowed money (other than in connection with an Impending Acquisition).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01           Events of Default.

Each of the following events or occurrences described in this Section 9.01 shall constitute (x) an “Event of Default”, if any Loans are outstanding, and (y) an “Event of Termination”, if no Loans are outstanding:

(a)              the Borrower shall default: (i) in the payment when due of any principal of any Loan (including, without limitation, on any scheduled principal payment date); (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of three (3) Business Days); or (iii) in the payment when due of the DDTL Commitment Fee or any other fee described in Section 2.09, or of any other previously invoiced amount required to be paid under the Loan Documents (other than an amount described in clauses (a)(i) and (a)(ii) above) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) Business Days); or

(b)              any representation or warranty of any Loan Party made, or deemed to be made, hereunder or in any other Loan Document, or in any other agreement, certificate or notice furnished by, or on behalf of, any Loan Party to the Administrative Agent, or any Lender for the purposes of, or in connection with, this Agreement, or any such other Loan Document, is, or shall be, incorrect in any material respect (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) when made or deemed made; or

(c)              the Borrower shall default in the due performance and observance of any of its obligations under Section 7.01(f), Section 7.07 (with respect to the maintenance and preservation of any Loan Party’s corporate existence), Section 7.08, or Article VIII; or

(d)              any Loan Party shall default in the due performance and observance of any agreement (other than those specified in clauses (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of: (i) the date such default became known to a Responsible Officer of a Loan Party; and (ii) delivery of notice thereof to a Loan Party from the Administrative Agent (which notice will be given at the request of any Lender); or

(e)              a default shall occur (i) in the payment when due, whether by acceleration or otherwise, of any Material Indebtedness, or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness, if the effect of such default referred to in this clause (e)(ii) is to accelerate the maturity of any such Material Indebtedness, or that enables or permits the holder or holders of any such Material Indebtedness, or any trustee or agent on its or their behalf, to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in the case of both clauses (e)(i) and (e)(ii) above, subject to any applicable grace period or cure period, as well as any applicable requirement for notice of default, under the definitive documentation for such Material Indebtedness); provided, that, no Event of Default (as defined in the Secured Credit Agreement) that has been cured or waived pursuant to the terms of the Secured Credit Agreement shall constitute an Event of Default hereunder, so long as neither the Administrative Agent nor the Requisite Lenders have commenced, as of the time of such cure or waiver, the exercise of any remedies available under the Loan Documents upon the occurrence and during the continuance of such Event of Default; or

(f)               any judgment or order (or combination of judgments and orders) for the payment of money equal to, or in excess of, One-Hundred Million Dollars ($100,000,000) (other than amounts covered by (A) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage, or (B) valid third-party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), individually or in the aggregate, shall be rendered by a court or Governmental Authority against any Loan Party or Subsidiary (or any combination thereof), which judgment or order remains undischarged, un-waived, unstayed, unbonded or unsatisfied for a period of sixty (60) consecutive days; or

(g)              any of the following events shall occur with respect to any Pension Plan: (i) the taking of any specific actions by a Loan Party, any ERISA Affiliate, or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate would reasonably be expected to incur a liability or obligation to such Pension Plan which would reasonably be expected to have a Material Adverse Effect; or (ii) an ERISA Event, or noncompliance with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the Property of any Loan Party or Subsidiary that, when taken together with all other ERISA Events and noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(h)              any Change in Control shall occur; or

(i)               any Loan Party or Significant Subsidiary shall: (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in the appointment of, a trustee, receiver, sequestrator or other custodian for any Loan Party or any such Significant Subsidiary, or substantially all of the Property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit, or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or Significant Subsidiary, or for a substantial part of the Property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided, that, each Loan Party and each Significant Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit, or suffer to exist, the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or Significant Subsidiary, and, if any such case or proceeding is not commenced by such Loan Party or Significant Subsidiary, such case or proceeding shall be consented to, or acquiesced in, such Loan Party or Significant Subsidiary, or shall result in the entry of an order for relief, or shall remain for sixty (60) days undismissed and unstayed, provided, that, each Loan Party and Significant Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60) period to preserve, protect and defend their rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing; or

(j)               the obligations of (i) the Parent Guarantor under its Guaranty, at any time, or (ii) any Guarantor other than the Parent Guarantor under its Guaranty, solely at all times during the SAG Period, in each case of the foregoing clauses (j)(i) and (j)(ii), shall cease to be in full force and effect, or any Guarantor shall repudiate in writing its obligations thereunder in effect at such time; or

(k)              solely at all times during the SAG Period, the public announcement by Boeing of the termination or permanent cessation of the Boeing 737 MAX Program.

9.02           Action if Bankruptcy.

If any Event of Default described in Section 9.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate, and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.

9.03           Action if Other Event of Default.

If any Event of Default (other than any Event of Default described Section 9.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall, by written notice to the Borrower and each Lender, declare all, or any portion, of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable, shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

9.04           Action if Event of Termination.

Upon the occurrence and continuation of any Event of Termination, the Requisite Lenders may, by notice from the Administrative Agent to the Borrower and the Lenders (except if an Event of Termination described in Section 9.01(i) shall have occurred, in which case, the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate) declare their Commitments terminated, and, upon such declaration, the Lenders shall have no further obligation to make any Loans hereunder. Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

9.05           Application of Proceeds.

After the exercise of remedies provided for in this Article IX (or after the Loans have automatically become immediately due and payable as set forth in this Article IX), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

(a)                First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization, including compensation to the other holders of the Obligations and their agents and counsel, and all costs, liabilities and advances made or incurred by the other holders of the Obligations in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and any interest accrued and due under the Loan Documents, ratably among the Lenders;

(d)                Fourth, to the payment in full in cash, pro rata, of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders; and

(e)                Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

ARTICLE X

ADMINISTRATIVE AGENT

10.01         Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article X (except for Section 10.06) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or Subsidiary, or other Affiliate thereof, as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken, or not taken, by it: (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01, Section 9.02, Section 9.03 and Section 9.04); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final, non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder, or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken, or not taken, by it in accordance with the advice of any such counsel, accountants or experts.

10.05        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06        Resignation of Administrative Agent.

(a)                The Administrative Agent may, at any time, give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the written consent of Borrower (not to be unreasonably withheld, conditioned or delayed), so long as no Specified Event of Default has occurred or is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Requisite Lenders as provided above and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender” in Section 1.01, the Requisite Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) so long as no Specified Event of Default has occurred or is continuing, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders as provided above and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08        No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09        Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 11.04) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10        Guaranty Matters.

(a)             Each of the Lenders irrevocably authorize the Administrative Agent, and the Administrative Agent shall hereby have the obligation, upon request by the applicable Loan Party, to release any Guarantor (other than the Parent Guarantor, except in the case of clause (a)(v) below) from its obligations under the Guaranty: (i) upon the Subsidiary Guaranty Release Date; (ii) if such Guarantor ceases to be a Subsidiary of the Parent Guarantor as a result of a transaction permitted under the Loan Documents; (iii) if approved, authorized or ratified in writing by the Requisite Lenders in accordance with Section 11.01; (iv) upon such Guarantor becoming an Excluded Subsidiary by operation of clause (a), clause (b) (solely with respect to a prohibition by applicable Law and not as a result of a contractual obligation) clause (g), or clause (h) of the definition of “Excluded Subsidiary”; provided, that, the release of a Guarantor upon such Person becoming an Excluded Subsidiary pursuant to clause (h) of the definition thereof shall be subject to no Event of Default having occurred and continuing at such time; (v) so long as no Event of Default has occurred and is continuing, upon the release of any Guarantor from its obligations under the Guaranty (as defined in the Secured Credit Agreement) under the Secured Credit Agreement, or (vi) upon payment in full of the Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed) and the termination of the Commitments.

(b)             Upon request by the Administrative Agent, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor (other than the Parent Guarantor) from its obligations under the Guaranty pursuant to this Section 10.10, it being understood that no such confirmation is required in order for the Administrative Agent to take such action.

(c)             In connection with the foregoing provisions of this Section 10.10, the Administrative Agent will execute and deliver to all applicable Persons such documents as the Loan Parties may reasonably request to evidence, and to give effect to, the release from the Guaranty of all Guarantors (other than the Parent Guarantor) in accordance with the terms of the Loan Documents and this Section 10.10 and at the Borrower’s sole expense.

10.11        ERISA Matters.

(a)            Each Lender (I) represents and warrants, as of the date such Person became a Lender party hereto, to, and (II) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, the Borrower or any other Loan Party, that at least one (1) of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of 29 CFR §–2510.3–101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans in connection with the Loans or the Commitments;

(ii)                the transaction exemption set forth in one (1) or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments and this Agreement;

(iii)               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14); (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement; (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14; and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments and this Agreement; or

(iv)               such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)             In addition, unless clause (a)(i) above is true with respect to a Lender, or such Lender has not provided another representation, warranty and covenant as provided in clause (a)(iv) above, such Lender further (I) represents and warrants, as of the date such Person became a Lender party hereto, to, and (II) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, the Borrower or any other Loan Party, that:

(i)                 none of the Administrative Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the Property of such Lender (including, without limitation, in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document, or any documents related to hereto or thereto);

(ii)               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR §–2510.3–21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least Fifty Million Dollars ($50,000,000), in each case, as described in 29 CFR §–2510.3-21(c)(1)(i)(A)–(E);

(iii)              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of, and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of, and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)                no fee or other compensation is being paid directly to the Administrative Agent, the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)           The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof: (iii) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement; (iv) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender; or (v) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

MISCELLANEOUS

11.01        Amendments, Etc.

Subject, in each case, to Section 3.03, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the any Loan Party therefrom, shall be effective, unless in writing signed by the Requisite Lenders (except as provided in the last proviso to this Section 11.01) and the Loan Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:

(a)                no such amendment, waiver or consent shall:

(i)                extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)               postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment;

(iii)               reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, that, only the consent of the Requisite Lenders shall be necessary to (A) amend the definition of “Default Rate” in Section 1.01, (B) waive any obligation of the Borrower to pay interest at the Default Rate, or (C) to amend any Financial Covenant (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv)              change any provision of this clause (a) or the definition of “Requisite Lenders” in Section 1.01, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(v)               change Section 2.13 or Section 9.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(vi)               release the Borrower or the Parent Guarantor without the written consent of each Lender directly affected thereby (except in the event of the merger of the Borrower into the Parent Guarantor following the receipt of all reasonably requested documentation and other information in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, and the Beneficial Ownership Regulation);

(vii)              [reserved]; or

(viii)             until the Delayed Draw Term Loans have been drawn in full or the Delayed Draw Term Loan Commitments have expired or been terminated or have expired, without the consent of Lenders (other than Defaulting Lenders) holding, in aggregate, at least a majority of the unused amount of the Aggregate Delayed Draw Term Loan Commitments that are undrawn (the “Requisite DDTL Lenders”): (i) waive any Default or Event of Default for purposes of Section 5.02 for purposes of any Borrowing of Delayed Draw Term Loans; (ii) amend, change or waive Section 2.01(c), Section 2.02 or Section 2.06, in each case, solely to the extent any such amendment, change or waiver relates to the Delayed Draw Term Loans, any Borrowing thereof or the Delayed Draw Term Loan Commitments; or (iii) amend or change any provision of this clause (a)(viii); and

(b)                unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent in its capacity as such under this Agreement or any other Loan Document;

provided, further, that, notwithstanding anything to the contrary herein: (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent that, by its terms, requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), provided, that, (A) the Commitment of any Defaulting Lender may not be increased or extended, the principal of any Loans owing to any Defaulting Lender may not be reduced, and the Maturity Date of any Loan or Commitment of any Defaulting Lender may not be extended, in each of the foregoing cases, without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that, by its terms, affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (iii) [reserved]; (iv) [reserved]; (v) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective; (vi) the Administrative Agent and the Borrower may make amendments contemplated by Section 3.03; and (vii) in the event that any Lender that is also a Lender (as defined in the Secured Credit Agreement) under the Secured Credit Agreement consents to any amendment, modification or waiver of, or to any departure by any Loan Party from, any provision of the Secured Credit Agreement that is, mutatis mutandis, identical to a provision of this Agreement, such Lender shall be deemed to have consented to an amendment, modification or waiver of, or to a departure by the applicable Loan Parties from, the applicable provision of this Agreement that is, mutatis mutandis, identical to such amendment, modification, waiver, or departure under the Secured Credit Agreement.

Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative or technical errors or omissions or any ambiguity, mistake, defect, inconsistency, obvious error or to make any necessary or desirable administrative or technical change, and such amendment shall become effective without any further consent of any other party to such Loan Document, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect.

11.02        Notices and Other Communications; Facsimile Copies.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to any Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (provided, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

This Agreement was prepared by:	Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attention: Charlie J. Harris
Phone: 704.331.1000
Email: charlieharris@mvalaw.com

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefore; provided, that, in each case of the foregoing clauses (b)(i) and (b)(ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)              The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(d)             Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Administrative Agent or the Borrower, as applicable. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record: (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent; and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at, or on behalf of, such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)              Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by, or on behalf of, any Loan Party, even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender, and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by, or on behalf of, a Loan Party.

11.03          No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01, for the benefit of all of the Lenders, provided, that: (a) the foregoing shall not prohibit (i) the Administrative Agent from exercising, on its own behalf, the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and (b) if, at any time, there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01, and (ii) in addition to the matters set forth in clauses (a)(ii), (a)(iii) and (a)(iv) above and subject to Section 2.13, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

11.04         Expenses; Indemnity; and Damage Waiver.

(a)             Costs and Expenses. The Loan Parties shall pay: (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for all such Persons taken as a whole and, if deemed reasonably necessary by the Administrative Agent, of one (1) regulatory and/or local counsel to the Administrative Agent and its Affiliates in each applicable jurisdiction retained by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) [reserved]; and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Administrative Agent and the Lenders (taken as a whole) and, if deemed reasonably necessary by the Administrative Agent, of one (1) regulatory and/or local counsel to the Administrative Agent and the Lenders (taken as a whole) in each applicable jurisdiction and, in the event of any actual or potential conflict of interest, one (1) additional counsel for each party subject to such conflict) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)             Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Indemnitees taken as a whole and, if deemed reasonably necessary by the Indemnitees, of one (1) regulatory and/or local counsel to the Indemnitees taken as a whole in each applicable jurisdiction and, in the event of any actual or potential conflict of interest, one (1) additional counsel for the parties subject to such conflict, taken as a whole (provided, that, to the extent that there remains any actual or potential conflict of interest among such Indemnitees, the Loan Parties shall indemnify for an additional counsel for each group of the parties subject to such actual or potential conflict of interest until there no longer exists an actual or potential conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party), other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) arise out of any investigation, litigation or proceeding that does not involve an act or omission of or by any Loan Party or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee, provided, that, notwithstanding anything to the contrary in the foregoing provisions of this clause (b)(B), such indemnity shall be available with respect to any Indemnitee to such action that was acting in its capacity as Administrative Agent, Arranger or other agency capacity, or (C) results from a claim brought by a Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any of Loan Document, if such Loan Party has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)             Reimbursement by Lenders. To the extent that the Loan Parties, for any reason, fail to indefeasibly pay any amount required under clauses (a) or (b) above to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)             Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)             Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)              Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05         Payments Set Aside.

To the extent that any payment by, or on behalf of, any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06         Successors and Assigns.

(a)              Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, provided, that, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of clause (b) below; or (ii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             Assignments by Lenders. Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Delayed Draw Term Loan Commitment and/or any of the Loans held by it to any Affiliate of such Lender that is controlled by such Lender.  In connection with any such assignment, the Borrower shall (i) execute and deliver any assignment documentation and/or replacement Note(s) reasonably requested by the applicable Lender and/or the Administrative Agent and (ii) negotiate in good faith, execute and deliver any amendments to this Agreement solely to give effect to any such assignment.

(c)             Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)             [Reserved].

(e)             Certain Pledges Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07         Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), provided, that, Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process, provided, that, other than disclosure to any Governmental Authority with regulatory authority over the Administrative Agent, the Arranger and/or any Lender, unless specifically prohibited by applicable Laws or court order from so doing, the Administrative Agent, the Arranger or the applicable Lender, as the case may be, shall make reasonable efforts to notify the Borrower of any such disclosure; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties, including any risk protection provider) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07, or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents and the Commitments.

For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that: (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08         Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized, at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate to, or for the credit or the account of, any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document, to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document, and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff: (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders; and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each of the Lenders agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09         Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10         Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11        Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender, or on their behalf, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12        Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if, and to the extent that, the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13        [Reserved].

11.14        Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)            SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15        Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16        Electronic Execution.

The words “delivery”, “execute”, “execution”, “signed”, “signature”, and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, (i) notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it, and (ii) without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.17        USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18        No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person, and (ii) none of the Administrative Agent, the Arranger and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable Law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19        Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party hereto that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.20        Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States.

In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United State. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default remedies under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default remedies could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

	By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

PARENT GUARANTOR:	SPIRIT AEROSYSTEMS HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

GUARANTOR:	SPIRIT AEROSYSTEMS NORTH CAROLINA, INC.,
a North Carolina corporation

	By:	/s/ Rhonda Harkins
	Name:	Rhonda Harkins
	Title:	Treasurer

Signature Page to Delayed Draw Term Loan Credit Agreement (Spirit AeroSystems, Inc.)

ADMINISTRATIVE AGENT:	bank of america, n.a.,
as Administrative Agent

	By:	Kevin L. Ahart	(Seal)
	Name:	Kevin L. Ahart
	Title:	Vice President

Signature Page to Delayed Draw Term Loan Credit Agreement (Spirit AeroSystems, Inc.)

LENDERS:	bank of america, n.a.,
as a Lender

	By:	/s/ Prathamesh Kshirsagar	(Seal)
	Name:	Prathamesh Kshirsagar
	Title:	Director

Signature Page to Delayed Draw Term Loan Credit Agreement (Spirit AeroSystems, Inc.)

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Charles Johnston
Name:	Charles Johnston
Title:	Authorized Signatory

Signature Page to Delayed Draw Term Loan Credit Agreement (Spirit AeroSystems, Inc.)